UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ORTHOFIX INTERNATIONAL N.V.

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Orthofix International N.V.

7 Abraham de Veerstraat

Curaçao

Dear Shareholders:

We will hold the 2016 Annual General Meeting of Shareholders (the “Annual General Meeting”) on June 14, 2016, at 11:00 a.m. (local time) at Orthofix’s offices, located at 7 Abraham de Veerstraat, Curaçao.

This booklet includes the notice of Annual General Meeting and the proxy statement. The proxy statement describes the business that we will conduct at the meeting.

Your vote is important. Please refer to the proxy card or other voting instructions included with these proxy materials for information on how to vote by proxy or in person.

Sincerely,

Ronald A. Matricaria
Chairman of the Board

April 29, 2016

Notice of Annual General Meeting of Shareholders

 and Proxy Statement

Meeting Date:	June 14, 2016 at 11:00 a.m. (local time)
Meeting Place:	Orthofix International N.V. 7 Abraham de Veerstraat Curaçao

 Notice and Proxy Statement for Shareholders of

ORTHOFIX INTERNATIONAL N.V.

7 Abraham de Veerstraat

Curaçao

for

2016 ANNUAL GENERAL MEETING OF SHAREHOLDERS

to be held on June 14, 2016

This notice and the accompanying proxy statement are being furnished to the shareholders of Orthofix International N.V., a Curaçao company (“Orthofix” or the “Company”), in connection with the upcoming 2016 Annual General Meeting of Shareholders (the “Annual General Meeting”) and the related solicitation of proxies by the Board of Directors of Orthofix (the “Board of Directors” or “Board”) from holders of outstanding shares of common stock, par value $0.10 per share, of Orthofix for use at the Annual General Meeting and at any adjournment thereof. In this notice and the accompanying proxy statement, all references to “we,” “our” and “us” refer to the Company, except as otherwise provided.

Time, Date and Place of Annual General Meeting

Notice is hereby given that the Annual General Meeting will be held on June 14, 2016, at 11:00 a.m., local time, at Orthofix’s offices, located at 7 Abraham de Veerstraat, Curaçao.

Purpose of the Annual General Meeting

1

Election of Board of Directors.  Shareholders will be asked to consider, and, if thought fit, approve a resolution to elect the following persons to the Board of Directors: Luke Faulstick, James F. Hinrichs, Guy J. Jordan, PhD, Lilly Marks, Anthony F. Martin, PhD, Bradley R. Mason, Ronald A. Matricaria, Michael E. Paolucci and Maria Sainz. The Board of Directors recommends that shareholders vote FOR each of the foregoing nominees for director.

2

Approval of Financial Statements for the Fiscal Year Ended December 31, 2015.  Shareholders will be asked to consider, and, if thought fit, approve the consolidated balance sheet and consolidated statement of operations at and for the fiscal year ended December 31, 2015. The Board of Directors recommends that shareholders vote FOR the proposal to approve the consolidated balance sheet and consolidated statement of operations at and for the fiscal year ended December 31, 2015.

3

Advisory and Non-Binding Resolution on Executive Compensation.  Shareholders will be asked to consider, and, if thought fit, approve an advisory and non-binding resolution on executive compensation. The Board of Directors recommends that shareholders vote FOR the proposal to approve the advisory and non-binding resolution on executive compensation.

4

Ratification of the Selection of Ernst & Young LLP.  Shareholders will be asked to consider, and, if thought fit, approve a resolution to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for Orthofix and its subsidiaries for the fiscal year ending December 31, 2016. The Board of Directors recommends that shareholders vote FOR the proposal to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm.

5	Miscellaneous. Shareholders will be asked to transact such other business as may come before the Annual General Meeting or any adjournment thereof.

Please read a detailed description of proposals 1 through 4 stated above beginning on page 49 of the proxy statement.

Shareholders Entitled to Vote

All record holders of shares of Orthofix common stock at the close of business on April 25, 2016 are being sent this notice and will be entitled to vote at the Annual General Meeting. Each record holder on such date is entitled to cast one vote per share of common stock.

Documents Available for Inspection

A copy of the consolidated financial statements for the fiscal year ended December 31, 2015 have been filed at the offices of Orthofix at 7 Abraham de Veerstraat, Curaçao and are available for inspection by shareholders until the conclusion of the Annual General Meeting.

By Order of the Board of Directors

Jeffrey M. Schumm
Chief Administrative Officer, General Counsel and Corporate Secretary

April 29, 2016

 Proxy Summary

This summary highlights information contained elsewhere in this proxy statement.  This summary does not contain all of the information that you should consider, and you should read the entire proxy statement before voting.

2016 Director Nominees

Name	Age	Director Since	Independent	Audit & Finance Committee	Compensation Committee	Compliance Committee	Nominating & Governance Committee
Ronald Matricaria	73	2014	✓	✓
Luke Faulstick	52	2014	✓	✓			Chair
James Hinrichs	48	2014	✓	Chair			✓
Dr. Guy J. Jordan	67	2004	✓		Chair	✓
Lilly Marks	68	2015	✓			✓
Anthony Martin	61	2013	✓		✓		✓
Bradley R. Mason	62	2013
Michael E. Paolucci	56	2016	✓		✓
Maria Sainz	50	2012	✓			Chair

2015 Business Highlights

2015 was a transformational year for Orthofix, further validating our strategy, momentum and the strength of our businesses.  Each of our four operating strategic business units (BioStim, Biologics, Extremity Fixation and Spine Fixation) delivered results that helped us reach adjusted operating income objectives.  We also invested in clinical research and our product pipeline, as we seek to drive organic growth in the years to come.

SBU	2015 Fiscal Year Highlights
BioStim	Annual net sales growth of 6.7 percent in constant currency.
Biologics	Annual net sales growth of 7.1 percent in constant currency.
Extremity Fixation	In the face of continuing macro-economic international challenges, particularly in Brazil, the Extremity Fixation business increased net sales a modest 1.0 percent in constant currency for the year.
Spine Fixation

As expected, the Spine Fixation business decreased in net sales by 7.3 percent in constant currency for the full year, but also as expected, returned to significant growth by the fourth quarter, achieving year-over-year growth in constant currency of 11.9 percent in that period.

Executive Compensation Highlights

Our executive compensation program emphasizes the use of performance-based compensation for our executive officers through our annual incentive plan and long-term equity awards where the value received is directly tied to our share price and, in many cases, require specific levels of financial performance to be satisfied for payout/vesting to occur. At the 2015 annual meeting, the Company’s say-on-pay proposal was supported by 77% of the votes cast, which followed 95+% approval results at each of the meetings held in 2014, 2013, 2012 and 2011.  In connection with and in response to the lower vote total received, the Compensation Committee (“Committee”) instructed management to seek feedback from shareholders regarding ways that the Company could enhance its executive officer compensation program. This outreach was led by management and involved discussions with a dozen of the Company’s largest shareholders representing approximately 45% of the Company’s share ownership.

In response to feedback received, the Committee made several changes during 2015 to our executive compensation program, as described below:

Shareholder Feedback	Company Response
President and Chief Executive Officer’s target annual bonus opportunity set at 125% of base salary, while other similarly situated peers target bonus opportunity at 100% of base salary.

At the time that Mr. Mason joined Orthofix in March 2013, in an effort to tie Mr. Mason’s compensation more directly to the Company’s performance, the Committee approved a 125% of base salary annual bonus target in exchange for Mr. Mason accepting a base salary that was lower than his predecessor's.  In December 2015, the Committee approved a reduction in Mr. Mason’s annual bonus opportunity beginning with the 2016 fiscal year to 100% of his base salary.

Performance share awards granted in 2014 contained goals that could be satisfied over multiple trailing 12-month cycles, including those ending as of March 31, June 30 or September 30.

Performance share awards granted in 2015 measure performance solely based on full-year fiscal performance for the fiscal years ended December 31, 2016, 2017 and 2018, with no opportunity for achievement based on trailing 12-month performance as of a period ended March 31, June 30 or September 30.

Cash-based annual incentive program and performance-based vesting restricted stock grants contained overlap such that achievement of the same performance metric in one fiscal period could result in achievement of both awards.

For the 2015 fiscal year, the Company utilized one-year net sales and adjusted operating income metrics for its cash-based annual incentive program. By contrast, performance share awards in 2015 were based on return on invested capital and adjusted EBITDA for the 2016, 2017 and/or 2018 fiscal years, with no potential for full or partial achievement based on 2015 fiscal year performance.

To the extent future performance equity awards are based on EBITDA-based metrics, portion of performance award could be based on second metric, such as return on invested capital or total shareholder return.

While performance share awards granted in 2014 measure performance solely based on adjusted EBITDA, performance share awards granted in 2015 measure performance based on return on invested capital and adjusted EBITDA, with these two metrics each given equal vesting weight.

Equity grants provided for automatic accelerated vesting upon a change of control event.

The Compensation Committee recently approved a resolution whereby all new equity incentive grants beginning with our annual 2016 award will be subject to double-trigger vesting, such that any awards assumed by an acquirer in a change of control situation will only accelerate upon a subsequent “double-trigger” termination of employment event occurring within 12 months of the change of control.

Company should continue to align shareholders with executive officers and directors by promoting Company share ownership.

In March 2016, the Committee and the Board approved further updates to our stock ownership guidelines, which now apply to all executive officers and directors. The guidelines provide for Company stock ownership of 5x of base salary for the President and Chief Executive Officer and 2x of base salary for all other executive officers. The guidelines provide that each director should have ownership equal to 3x his or her annual director fee compensation. The revised guidelines are further described on page 13.

2015 Executive Total Compensation Mix

The charts below show the annual total direct compensation (full-year base salary, annual incentive compensation earned, and long-term incentive compensation awarded) for our President and Chief Executive Officer and our other named executive officers for 2015.  These charts illustrate that a significant portion of our named executive officer total direct compensation was performance-based (51% for our President and Chief Executive Officer).

* All other compensation value not displayed as it represents less than 1% of total direct compensation.

Governance of Executive Compensation

Some highlights of our compensation governance best practices include:

What we do:
✓	Maintaining a rigorous, year-round process for making and evaluating pay decisions
✓	Maintaining an active shareholder engagement program to obtain feedback from institutional and other shareholders regarding our compensation philosophy, structure and practices
✓

Emphasizing variable and performance-based compensation, with cash-based and equity-based performance targets approved by the Compensation Committee based on budgeted levels reviewed and approved in advance by the Board

✓	Discouraging unnecessary and inappropriate risk taking, including by obtaining an independent risk assessment analysis
✓	Regularly monitoring our share utilization from equity compensation awards and the potential dilutive impact
✓	Maintaining robust stock ownership guidelines for our executive officers and directors (including 5x salary for CEO)
✓	Maintaining an incentive compensation clawback policy
✓	Providing for “double-trigger” change of control vesting on all new equity grants beginning in 2016
✓	Retaining an independent compensation consultant who conducts an annual benchmarking of our compensation against industry peer group
✓	Include caps on annual incentive plan payments
What we don’t do:
X	We do not pay excise tax gross-ups for change of control payments
X	We do not reprice stock options
X	We do not currently have cash severance (including to CEO) in excess of 1x salary and bonus
X	We do not permit hedging or pledging of our securities by directors or executive officers
X	We do not have defined pension benefit programs
X	We do not make welfare benefits or perquisites a significant part of our executive officer compensation

Pay-For-Performance & Total Shareholder Return

As part of the Compensation Committee's pay-for-performance outlook and philosophy, the Committee regularly considers the alignment of the Company's executive compensation, particularly with respect to the President and Chief Executive Officer, to the Company's total shareholder return (TSR).

The Company's TSR was 30% during 2015, 32% during 2014, and -42% during 2013, aggregating to a 3-year cumulative TSR of 0%. The Company's negative TSR in 2013 occurred entirely during the first three quarters, when the trading price of the Company's common stock declined by 47%, before increasing 10% during the fourth quarter. The Compensation Committee believes that this decline was attributable to matters that occurred prior to Mr. Mason re-joining the Company and being appointed President and Chief Executive Officer on March 13, 2013, and in reaching this belief, the Committee notes the sharp drop-off in sales that occurred in the first quarter of 2013, which reduced projected full-year performance.

Subsequently, the Company determined and announced in August 2013 that it would restate the Company’s prior audited financial statements for the 2012, 2011 and 2010 fiscal years, while our Audit and Finance Committee conducted an independent review of certain revenue recognition and other accounting matters related to these periods.  Until the completion of this process in early 2014, the Company was unable to publicly release financial results for the final three quarters of 2013.  Mr. Mason re-joined the Company and was appointed President and Chief Executive Officer after the Company had completed its original audit of the 2012, 2011 and 2010 fiscal years and such financial statements had been publicly released and filed with the SEC.

Under Mr. Mason's leadership, during the last 10 completed fiscal quarters (the fourth quarter of 2013 through the first quarter of 2016), the Company's stock has doubled in value, with an aggregate TSR of 100% and an annualized TSR of 32% per year.  The Compensation Committee believes that the decline in the Company's stock during the first three quarters of 2013 was not attributable to Mr. Mason's performance and due to circumstances that he inherited, and that the Company's 100% TSR over the subsequent 10 fiscal quarters evidences strong alignment between Mr. Mason's current compensation and his performance since re-joining the Company in March 2013.

Aggregate Equity and Equity-Awards Held by Named Executive Officers

As described above, we seek to align our named executive officers with shareholders, among other ways, by promoting such officers’ ownership of Orthofix stock and through other equity-based awards. The following table sets forth, as of the date hereof, each of our named executive officer’s aggregate economic exposure to Orthofix stock via shares owned directly, outstanding restricted stock (consisting of both unvested time-based and unvested performance-based awards) and outstanding stock options (both vested and unvested, and in-the-money and out-of-the-money):

Directors and Named Executive Officers	Unrestricted Shares Owned	Restricted Shares Owned (1)	Vested Stock Options (2)	Unvested Stock Options (2)	Total Shares/Options
Bradley R. Mason	37,150	93,450	37,317	232,050	399,967
Doug Rice	6,347	26,962	4,938	28,087	66,334
Jeffrey M. Schumm	9,330	48,736	98,613	35,787	192,466
Michael M. Finegan	7,075	31,699	128,575	29,225	196,574
Davide Bianchi	11,738	26,949	10,901	28,599	78,187

(1) Reflects unvested shares of (i) time-based vesting restricted stock and (ii) performance vesting restricted stock. In the case of performance vesting restricted stock, the amount reflected does not include performance share units that may convert into shares of common stock if performance is achieved above the 100% threshold.

(2) Reflects both in-the-money and out-of-the-money stock options.

Corporate Governance Highlights

The Company is committed to good corporate governance and the regular review of our corporate governance practices to continue building on our success and long-term stockholder value.

Director Election

✓ Annual elections for all directors

Board Independence

✓ 8 of the Company’s 9 directors are fully independent under Nasdaq’s and the Company’s standards

✓ All four Board committees consist solely of independent directors

Standing Board Committees

•	Audit & Finance Committee (met 19 times in 2015)
•	Compensation Committee (met 5 times in 2015)
•	Compliance Committee (met 6 times in 2015)
•	Nominating & Governance Committee (met 4 times in 2015)

Accounting Matters

•	All three members of the Audit and Finance Committee are independent directors who were appointed to the Board after the annual financial statement filings that were subsequently restated
•	New CFO and internal accounting team hired following restatement
•	Internal control material weaknesses, all of which were inherited by the current CEO, CFO and the three current Audit and Finance Committee members, have been remediated as of December 31, 2015

Practices and Policies

•	Experienced, diverse Board membership with extensive business expertise in life sciences, finance, international planning and operational matters
•	Commitment to Board refreshment, with an average director tenure of 2.9 years and eight new directors added since 2012 (including 6 new independent directors added since December 2013)
•	Independent directors met in executive session at every regular 2015 Board meeting
•	Approximately 94% average attendance by directors at Board and committee meetings in 2015
•	Strong Board leadership in the oversight of enterprise risk
•	Compliance Committee of the Board formed in 2013 to oversee and monitor a comprehensive, Company-wide compliance and ethics program that is led by our Chief Compliance Officer
•	Annual board and committee self-assessments and, beginning in 2016, individual board member performance reviews
•	Structured director education and onboarding program
•	Shareholders representing 10% of the outstanding common stock may call a special meeting
•	No shareholder rights plan (i.e., no “poison pill”) or blank check preferred stock
•	No supermajority voting requirements to approve mergers or other business combination transactions
•	No related party transactions with any directors or named executive officers
•	No political or PAC contributions by Company

 PROXY STATEMENT FOR THE ORTHOFIX

 INTERNATIONAL N.V.

 2016 ANNUAL GENERAL MEETING OF SHAREHOLDERS

THIS PROXY STATEMENT AND THE ENCLOSED PROXY ARE BEING MAILED TO SHAREHOLDERS ON OR ABOUT MAY 6, 2016.

 ABOUT VOTING

Who can vote?

All record holders of shares of Orthofix common stock at the close of business on April 25, 2016 (the “Record Date”) are being sent this notice and will be entitled to vote at the Annual General Meeting. Each record holder on such date is entitled to cast one vote per share of common stock. As of April 25, 2016, there were 18,230,038 shares of Orthofix common stock outstanding.

Quorum, vote required

The presence, in person or by proxy, of the holders of fifty percent (50%) of the shares of Orthofix common stock outstanding on the Record Date is required to constitute a quorum at the Annual General Meeting. An absolute majority will be required in order to approve the proposals before the Annual General Meeting, except that the directors shall be elected by a plurality of the votes cast. Abstentions and “broker non-votes” are counted as shares that are present and entitled to vote on the proposals for purposes of determining the presence of a quorum, but they are not counted as votes cast and therefore will not have any effect on the outcome of voting on the proposals. A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If you are a record holder, you may cast your vote at https://www.proxypush.com/ofix. See your proxy card for your online control number in order to vote.  If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of common stock voted. All votes must be cast and received by 5:00 p.m., Eastern Daylight Time (EDT), on June 13, 2016.

Proxies

This proxy statement is being furnished to holders of shares of Orthofix common stock in connection with the solicitation of proxies by and on behalf of the Board of Directors for use at the Annual General Meeting.

All shares of Orthofix common stock that are represented at the Annual General Meeting by properly executed proxies received prior to or at the Annual General Meeting and which are not validly revoked, will be voted at the Annual General Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated on a properly executed proxy, such proxy will be voted in favor of each of the proposals. The Board of Directors does not know of any other matters that are to be presented for consideration at the Annual General Meeting.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (1) filing with Orthofix, at or before the taking of the vote at the Annual General

Meeting, a written notice of revocation bearing a later date than the proxy, or (2) duly executing a subsequent proxy relating to the same shares of Orthofix common stock and delivering it to Orthofix before the Annual General Meeting. Attending the Annual General Meeting will not in and of itself constitute the revocation of a proxy. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to: Orthofix International N.V., 7 Abraham de Veerstraat, Curaçao, at or before the taking of the vote at the Annual General Meeting.

Voting is confidential

We maintain a policy of keeping all proxies and ballots confidential.

The costs of soliciting these proxies and who will pay them

We will pay all the costs of soliciting these proxies. Although we are mailing these proxy materials, our directors and employees may also solicit proxies by telephone, fax or other electronic means of communication, or in person. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.  We currently estimate that these costs to us will be approximately $35,000.

Obtaining an Annual Report on Form 10-K

We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the “2015 Form 10-K”) with the U.S. Securities and Exchange Commission (the “SEC”). A copy of the 2015 Form 10-K is contained in the materials that we are sending you along with this proxy statement. The 2015 Form 10-K is also available on our website at www.orthofix.com. If you would like to receive an additional copy of the 2015 Form 10-K, we will send you one free of charge. Please write to:

Orthofix International N.V.

3451 Plano Parkway

Lewisville, TX 75056

Attention: Mr. Mark Quick, Investor Relations

You may also contact Mr. Quick at (214) 937-2924 or at MarkQuick@orthofix.com.

The voting results

We will publish the voting results from the Annual General Meeting in a Current Report on Form 8-K, which we will file with the SEC after the conclusion of the meeting. You will also be able to find the Form 8-K on our website at www.orthofix.com.

Whom to call if you have any questions

If you have any questions about the Annual General Meeting, voting or your ownership of Orthofix common stock, please contact Mr. Quick at (214) 937-2924 or at MarkQuick@orthofix.com. For directions to the meeting can be found at http://www.proxydocs.com/ofix.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on June 14, 2016

The 2016 Proxy Statement and the 2015 Annual Report to Shareholders are available at http://www.proxydocs.com/ofix

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

 OWNERS AND MANAGEMENT AND RELATED

 STOCKHOLDERS

Who are the principal owners of Orthofix common stock?

The following table shows each person, or group of affiliated persons, who beneficially owned, directly or indirectly, at least 5% of Orthofix common stock. Our information is based on reports filed with the SEC by each of the firms or individuals listed in the table below. You may obtain these reports from the SEC.

The Percent of Class figures for the common stock are based on 18,230,038 shares of our common stock outstanding as of the record date. Except as otherwise indicated, each shareholder has sole voting and dispositive power with respect to the shares indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Consonance Capital Management LP 1370 Avenue of the Americas New York, NY 10019	1,849,396	(1)	10.1%
Camber Capital Management LLC 101 Huntington Avenue Boston, MA 02199	1,500,000	(2)	8.2%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	1,276,642	(3)	7.0%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvem, PA 19355	1,261,970	(4)	6.9%

(1) Information obtained from a Schedule 13G filed with the SEC jointly by Consonance Capital Management LP (“Consonance LP”), Consonance Capman GP LLC (“Consonance Capman”) and Mitchell Blutt on February 11, 2016. The Schedule 13G discloses that Consonance LP, Consonance Capman, and Mr. Blutt all have shared power to vote and dispose all of the reported shares.

(2) Information obtained from a Schedule 13G/A filed with the SEC jointly by Camber Capital Management LLC (“Camber”) and Stephen DuBois on February 12, 2016. The Schedule 13G/A discloses that Camber and Mr. DuBois have shared power to vote and dispose all of the reported shares.

(3) Information obtained from a Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”) on January 27, 2016. The Schedule 13G/A discloses that BlackRock has sole voting power over 1,211,279 shares and sole dispositive power over 1,276,642 shares.

(4) Information obtained from a Schedule 13G/A filed with the SEC by The Vanguard Group, Inc. (“Vanguard”) on February 11, 2016. The Schedule 13G/A discloses that Vanguard has sole power to vote or direct the vote of 23,828 shares, sole power to dispose of or to direct the disposition of 1,239,242 shares, and shared power to dispose or to direct the disposition of 22,728 shares.

Common stock owned by Orthofix’s directors and executive officers

The following table sets forth the beneficial ownership of our common stock, including stock options currently exercisable and exercisable within 60 days of the Record Date, by each director, each director nominee, each current and former executive officer listed in the Summary Compensation Table, and all current directors, director nominees and executive officers as a group. The percent of class figure is based on 18,230,038 shares of our common stock outstanding as of the record date. All directors and executive officers as a group beneficially owned 930,568 shares of Orthofix common stock as of such date. Unless otherwise indicated, the beneficial owners exercise sole voting and/or investment power over their shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Bradley R. Mason	167,917	(1)	*
Michael M. Finegan	167,349	(2)	*
Jeffrey M. Schumm	156,679	(3)	*
Ronald A. Matricaria	95,467	(4)	*
Davide Bianchi	49,588	(5)	*
Doug Rice	38,247	(6)	*
James F. Hinrichs	36,500	(7)	*
Dr. Guy J. Jordan	31,770	(8)	*
Anthony F. Martin	26,500	(9)	*
Maria Sainz	24,985	(10)	*
Luke Faulstick	12,500	(11)	*
Lilly Marks	6,500	(10)	*
Michael E. Paolucci	1,000	(10)	*
All directors and executive officers as a group (16 persons)	930,568		5.1%

* Represents less than one percent.

(1) Reflects 130,600 shares owned directly and 37,317 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

(2) Reflects 38,774 shares owned directly and 128,575 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

(3) Reflects 58,066 shares owned directly and 98,613 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

(4) Reflects 75,467 shares owned directly and 20,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

(5) Reflects 38,687 shares owned directly and 10,901 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

(6) Reflects 33,309 shares owned directly and 4,938 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

(7) Reflects 21,500 shares owned directly and 15,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

(8) Reflects 15,770 shares owned directly and 16,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

(9) Reflects 11,500 shares owned directly and 15,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

(10) All of such shares are owned directly.

(11) Reflects 5,000 shares owned directly and 7,500 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING

 COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and holders of more than 10% of our common stock (collectively, the “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Such persons are required by regulations of the SEC to furnish us with copies of all such filings. Based on our review of these reports from the Reporting Persons, we believe that during the fiscal year ended December 31, 2015, all Section 16(a) filing requirements applicable to the Reporting Persons were met.

 Executive Officers

Our current executive officers are listed and described below.  Each of Messrs. Mason, Rice, Bianchi, Finegan and Schumm were executive officers throughout the 2015 fiscal year, and are referred to collectively throughout this proxy statement as our “named executive officers.”  Each of Messrs. Fujikawa, Goodwin and Niemann were non-executive officer employees during the 2015 fiscal year, who were promoted to executive officer roles in March 2016:

Name	Age	Position
Bradley R. Mason	62	President and Chief Executive Officer and Director
Doug Rice	50	Chief Financial Officer, Chief Accounting Officer
Davide Bianchi	51	President, Global Extremity Fixation
Michael M. Finegan	52	Chief Strategy Officer
Jeffrey M. Schumm	54	Chief Administrative Officer, General Counsel and Corporate Secretary
Raymond Fujikawa	59	President, Spine Fixation
Robert A. Goodwin II	45	President, Biologics
Bradley V. Niemann	46	President, BioStim

Bradley R. Mason. Mr. Mason has served as a director since the 2013 Annual General Meeting. Mr. Mason rejoined Orthofix in March 2013 as our President and Chief Executive Officer after previously serving as Group President, North America from June 2008 through October 2009, and as a Strategic Advisor from November 2009 through October 2010. Prior to being appointed as Group President, North America, he had served as a Vice President of the Company since December 2003, when the Company acquired Breg, Inc. Prior to its acquisition by Orthofix, Mr. Mason had served as President and Chairman of Breg, a company he principally founded in 1989 with five other shareholders. Mr. Mason has over 30 years of experience in the medical device industry, some of which were spent with dj Orthopedics (formally DonJoy) where he was a founder and held the position of Executive Vice President. Since his retirement from Orthofix in 2010, he has served in a variety of part-time consulting and advisory roles, including as a consultant to Orthofix since October 2012 (which consulting relationship has been terminated as of March 13, 2013). Mr. Mason is the named inventor on 38 issued patents in the orthopedic product arena. He graduated Summa Cum Laude with an Associate of Arts and Associate of Science degree from MiraCosta College.

Doug Rice. Mr. Rice became the Company’s Chief Financial Officer in April 2015.  He joined Orthofix as Chief Accounting Officer on September 4, 2014 and was appointed to the position of Interim Chief Financial Officer as of September 27, 2014. Mr. Rice joined the Company from Vision Source, an international optometric network provider, where he had served since 2012 as Senior Vice President and Chief Financial Officer. Mr. Rice served as the Vice President Finance, Treasurer of McAfee, a security technology company, from 2007 to 2012, when it was acquired by Intel. From 2000 to 2007, he served as the Senior Vice President, Corporate Controller of Concentra, Inc., a national healthcare service provider. Mr. Rice’s over 25 years of finance experience also included finance leadership positions with la Madeleine, Allied Marketing Group as well as PricewaterhouseCoopers (formerly Coopers & Lybrand) He is a certified public accountant, and holds an MBA and BBA, with honors, from Southern Methodist University.

Davide Bianchi. Mr. Bianchi joined Orthofix International N.V. as President, International Extremity Fixation in July 2013 and was named as the Company’s President, Global Extremity Fixation in December 2013. From February 2009 through June 2013, Mr. Bianchi served as President of the Heart Valve Global Business Unit at Sorin Group. Earlier in his career, he spent ten years with Edwards Lifesciences, where he served as the European Marketing Manager; the Business Director, Emerging Markets; the Managing Director, Germany; the VP, Sales; and, most recently, the VP, Marketing, EMEA. Mr. Bianchi received his Master in Business Management from ISTUD Milano.

Michael M. Finegan. Mr. Finegan joined Orthofix International N.V. in June 2006 as Vice President of Corporate Development, and became the President, Biologics in March 2009. In October 2011, he was promoted to Senior Vice President, Business Development, and President, Biologics, and in June 2013, to his current position as Chief Strategy Officer. Prior to joining Orthofix, Mr. Finegan spent sixteen years as an executive with Boston Scientific in a number of different operating and strategic roles, most recently as Vice President of Corporate Sales. Earlier in his career, Mr. Finegan held sales and marketing roles with Marion Laboratories and spent three years in banking with First Union Corporation (Wachovia). Mr. Finegan earned a BA in Economics from Wake Forest University.

Jeffrey M. Schumm. Mr. Schumm joined Orthofix International N.V. as Assistant General Counsel in January 2007, was promoted to Senior Vice President, General Counsel and Corporate Secretary in October 2010 and, in June 2013, was named as the Company’s Chief Administrative Officer, General Counsel, and Corporate Secretary. From 2004 to 2006, Mr. Schumm served as Vice President and General Counsel for Regeneration Technologies, Inc. Earlier in his career, he served as an Assistant Attorney General for the State of Florida, as an associate at Holland & Knight LLP and as a Staff Attorney at the Supreme Court of Florida. Mr. Schumm received his Bachelors of Science in Electrical Engineering and Masters in Business Administration from Lehigh University, and he is a magna cum laude graduate of the Florida State University College of Law.

Raymond Fujikawa. Mr. Fujikawa came to the Orthofix team in August 2013 as Sr. Vice President of Commercial Strategy. With more than 33 years of experience in medical device sales, Mr. Fujikawa was directly responsible for establishing sales forces at Mitek, Surgiquip and Li Medical Technologies while serving as their Vice President of Sales. Additionally, he was Vice President of Sales at Breg, Inc. where he was one of the creators of their business solution program. Mr. Fujikawa is the author of the sales training program "Student of the Game" which is used by companies to enhance their sales results. He frequently lectures on this program at major university business schools. Mr. Fujikawa began his career as a medical device salesman, which led him to increasing responsibilities in successive management roles.

Robert A. Goodwin II. Mr. Goodwin assumed the role of President of the Biologics strategic business unit in July 2013. Mr. Goodwin joined Orthofix in 2006 as Director of Business Development before being promoted to Vice President of Finance in 2008, Vice President of Business Development in 2009 and the role of Vice President of Marketing for Biologics in 2012. He has more than 18 years of medical device experience, including escalating levels of responsibility in functional areas of finance, sales, new product development, I/T, business development and marketing. Prior to joining Orthofix, Mr. Goodwin was with U.S. Endoscopy, Aspect Medical Systems, and CR Bard. Mr. Goodwin holds a Bachelor degree in Accounting and Finance from the University of Maine.

Bradley V. Niemann. Mr. Niemann was appointed President of the BioStim strategic business unit in June 2013. He joined Orthofix in March 2012 as Senior Vice President of Commercial Operations for Orthofix's Global Spine Business. Mr. Niemann has more than 15 years of experience in the medical devices industry, with a particularly strong track record in expanding the utilization of bone growth stimulation technology. From 2004-2012, Mr. Niemann worked in a variety of management roles at DJO Global, Inc. before joining Orthofix. Mr. Niemann holds a Bachelor of Science in Management from DePaul University.

 INFORMATION ABOUT DIRECTORS

The Board of Directors and Committees of the Board

Our Board of Directors is currently comprised of nine seats. The directors are elected at each Annual General Meeting by a plurality of the votes cast, in person or by proxy by the shareholders. Directors are elected for one-year terms. Because we are required by Curaçao law to hold the Annual General Meeting in Curaçao, we do not have a policy regarding director attendance at the Annual General Meeting of Shareholders. No directors were present at our 2015 Annual General Meeting of Shareholders. Our Articles of Association currently provide that the Board shall consist of not less than six and no more than fifteen directors, the exact number to be determined by resolution of the Board.

Our Board usually meets at least four times per year in person at regularly scheduled two-day meetings, but will meet more often in person if necessary. In addition, the Board typically holds several additional meetings each year by telephone conference as events require. The Board met eight times during 2015, four of which were in-person meetings and four of which were telephonic meetings. The Board also acted by unanimous written consent on four occasions during the year. The Board has four standing committees: the Audit and Finance Committee, the Compensation Committee, the Compliance Committee and the Nominating and Governance Committee. During 2015 each director attended more than 75% of the aggregate of all meetings by the Board of Directors and the Committees on which he or she served held during the period for which he or she was a director or Committee member, as applicable.

Of the nine persons the Board has nominated for election as a director at the Annual General Meeting, the Board has determined that each of Mr. Faulstick, Mr. Hinrichs, Dr. Jordan, Ms. Marks, Dr. Martin, Mr. Matricaria, Mr. Paolucci and Ms. Sainz are independent under the current listing standards of the Nasdaq Global Select Market. Mr. Mason is not considered to be independent as he also serves as the Company’s Chief Executive Officer. A list of our director nominees and background information for each of them is presented in the section “Proposal 1: Election of Directors,” beginning on page 49.

Board Leadership Structure

Mr. Matricaria, who is an independent director, serves as the Chairman of the Board. Mr. Mason, who is also a director, serves as the Company’s President and Chief Executive Officer. The Board believes that the separation of these two critical roles best serves the Company’s shareholders at this time because it allows our President and Chief Executive Officer to focus on providing leadership over our day-to-day operations while our independent Chairman focuses on leadership of the Board.

The Audit and Finance Committee

Our Audit and Finance Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The committee oversees the Company’s financial reporting process on behalf of the Board. The committee is responsible for the selection, compensation, and oversight of the Company’s independent registered public accounting firm. The committee reviews matters relating to the Company’s internal controls, as well as other matters warranting committee attention. The committee also meets privately, outside the presence of Orthofix management, with our independent registered public accounting firm. The Audit and Finance Committee’s report for 2015 is printed below at page 59.

The Board has adopted a written charter for the Audit and Finance Committee, a copy of which is available for review on our website at www.orthofix.com .

The Audit and Finance Committee met 19 times during 2015 (four of which meetings were in-person meetings and 15 of which were telephonic meetings).

Mr. Faulstick, Mr. Hinrichs and Mr. Matricaria currently serve as members of the Audit and Finance Committee, with Mr. Hinrichs serving as Chair. (Davey S. Scoon, who retired from the Board as of last year’s Annual General Meeting of Shareholders, previously served on the committee until June 2015, at which time Mr. Matricaria was appointed to fill his committee seat.) Under the current rules of the Nasdaq Global Select Market and pursuant to Rule 10A-3 of Schedule 14A under the Securities Exchange Act of 1934, as amended, all of the committee members currently serving, and all those who served during 2015 and 2016, are independent. Our Board of Directors has determined that Mr. Hinrichs is an “audit committee financial expert” as that term is defined in Item 407(d) of Regulation S-K.

The Compensation Committee

The Compensation Committee is responsible for establishing compensation policies and determining, approving and overseeing the total compensation packages for our executive officers and other key employees, including all elements of compensation. The committee administers our 2012 Long-Term Incentive Plan (the “2012 LTIP”), the primary equity incentive plan under which we make equity-related awards. In addition, the committee administers our Amended and Restated Stock Purchase Plan (the “SPP”), an equity plan under which most of our employees and directors are eligible to purchase common stock of the Company. The committee also administers prior plans that continue to have outstanding awards, but under which we no longer grant awards. See “Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Equity-Based Incentives” for information on these plans.

The Compensation Committee met five times during 2015 (four of which were in-person meetings and one of which was a telephonic meeting). The committee also acted by unanimous written consent on two occasions during the year.

The Board has adopted a written charter for the Compensation Committee, a copy of which is available for review on our website at www.orthofix.com .

As of the beginning of 2015, Dr. Jordan, Ms. Sainz and Mr. Scoon served as the members of the Compensation Committee, with Dr. Jordan serving as Chair. Ms. Marks replaced Mr. Scoon on the committee in June 2015, as Mr. Scoon had retired from the Board that month. In March 2016, as part of the Board’s normal committee rotation process, Mr. Paolucci and Dr. Martin replaced Ms. Marks and Ms. Sainz on the committee. All of the committee members who currently serve, and all those who served during 2015 and 2016, (i) are non-employee, non-affiliated, outside directors who have been determined by the Board to be independent under the current rules of the Nasdaq Global Select Market and (ii) satisfy the qualification standards of Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and Section 16 of the Exchange Act.

No interlocking relationship, as defined in the Exchange Act, currently exists, nor existed during 2015, between our Board or Compensation Committee and the board of directors or compensation committee of any other entity.

The Compliance Committee

The Compliance Committee assists the Board in overseeing the Company’s Corporate Compliance and Ethics Program and the Company’s global compliance with various international and domestic laws and regulations, including those related to the U.S. Food and Drug Administration and requirements of the U.S. Foreign Corrupt Practices Act and other applicable global anti-corruption laws. The Committee also assists the Board in overseeing the Company’s compliance with the Company’s own Code of Conduct, policies and procedures.

The Compliance Committee met six times in 2015 (four of which were in-person meetings and two of which were telephonic meetings).

The Board has adopted a written charter for the Compliance Committee, a copy of which is available for review on our website at www.orthofix.com .

Dr. Jordan, Dr. Martin and Ms. Sainz served as members of the Compliance Committee during 2015, with Ms. Sainz serving as Chair. In March 2016, as part of the Board’s normal committee rotation process, Ms. Marks replaced Dr. Martin on the committee. All of the committee members who currently serve, and all those who served during 2015 and 2016, have been determined by the Board to be independent under the current rules of the Nasdaq Global Select Market and the SEC.

The Nominating and Governance Committee

The Nominating and Governance Committee assists the Board in identifying qualified individuals to become Board members, recommends to the Board nominees for election at each Annual General Meeting of Shareholders, develops and recommends to the Board the Company’s corporate governance principles and guidelines, and evaluates potential candidates for executive positions as appropriate. In connection with this role, the committee periodically reviews the composition of the Board in light of the characteristics of independence, skills, experience and availability of service, with an emphasis on the particular areas of skill and experience needed by the Board at any given time. The committee periodically reviews with the Chairman of the Board and the President and Chief Executive Officer succession planning, and makes recommendations to the Board in connection with succession planning. The committee also oversees the Board’s annual evaluation process, which includes the completion of questionnaires covering the Board, each committee and, beginning in 2016, individual director performance.

The Nominating and Governance Committee met four times in 2015 (all of which were in-person meetings). The committee also acted by unanimous written consent on two occasions during the year.

The Board has adopted a written charter for the Nominating and Governance Committee, a copy of which is available for review on our website at www.orthofix.com .

As of the beginning of 2015, Mr. Matricaria, Mr. Hinrichs and Dr. Martin served as the members of the Nominating and Governance Committee, with Mr. Matricaria serving as Chair. In September 2015, as part of the Board’s normal committee rotation process, Mr. Faulstick replaced Mr. Matricaria on the committee and became Chair.  All of the committee members who currently serve, and all those who served during 2015 and 2016, have been determined by the Board to be independent under the current rules of the Nasdaq Global Select Market and the SEC.

Code of Conduct and Ethics

All Orthofix employees, directors and executive officers are required to comply with the Code of Conduct and Ethics that we have adopted. The goals of our Code of Conduct and Ethics, as well as our corporate compliance program (which we have branded the Integrity Advantage™ Program), are to deter wrongdoing and to promote

(i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (ii) the full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us, (iii) compliance with applicable governmental laws, rules and regulations, (iv) the prompt internal reporting of violations of the Code of Conduct and Ethics, and (v) accountability for adherence to the Code of Conduct and Ethics. Our Code of Conduct and Ethics applies to all areas of professional conduct, including customer relationships, conflicts of interest, financial reporting, use of company assets, insider trading, intellectual property, confidential information and workplace conduct. Under the Code of Conduct and Ethics, employees, directors and executive officers are responsible for promptly reporting potential violations of any law, regulation or the Code of Conduct and Ethics to appropriate personnel or a hotline we have established.

Our Code of Conduct and Ethics is available for review on our website at www.orthofix.com under the Corporate Governance caption in the Investors section.

Board’s Role in Risk Oversight

One of the important roles of our Board of Directors is to oversee various risks that we may face from time to time. While the full Board has primary responsibility for risk oversight, it utilizes its committees, as appropriate, to monitor and address the risks that may be within the scope of a particular committee’s expertise or charter. For example, the Audit and Finance Committee oversees our financial statements and the Compliance Committee assists in the Board’s oversight of compliance with certain legal and regulatory requirements. The Board believes that the composition of its committees, and the distribution of the particular expertise of each committee’s members, makes this an appropriate structure to more effectively monitor these risks.

An important feature of the Board’s risk oversight function is to receive updates from its committees and management, as appropriate. In that regard, the Board regularly receives updates from the President and Chief Executive Officer, Chief Financial Officer, Chief Compliance Officer and Chief Administrative Officer, General Counsel, and Corporate Secretary, including in connection with material litigation and legal compliance matters. The Board also receives updates at quarterly in-person Board meetings on committee activities from each committee Chair. In addition, the president or other senior executive of each Company division or business unit periodically reviews and assesses the most significant risks associated with his or her division or unit. These assessments are then aggregated by our management team and presented to our Board of Directors. The Board regularly discusses with management these risk assessments and includes risk management and risk mitigation as part of its on-going strategic planning process.

Shareholder Communication with the Board of Directors

To facilitate the ability of shareholders to communicate with the Board of Directors, we have established an electronic mailing address and a physical mailing address to which communications may be sent: boardofdirectors@orthofix.com , or The Board of Directors, c/o Mr. Ronald A. Matricaria, Chairman of the Board of Directors, Orthofix International N.V., 3451 Plano Parkway, Lewisville, TX 75056.

Mr. Matricaria reviews all correspondence addressed to the Board of Directors and presents to the Board a summary of all such correspondence and forwards to the Board or individual directors, as the case may be, copies of all correspondence that, in the opinion of Mr. Matricaria, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Examples of communications that would be logged, but not automatically forwarded, include solicitations for products and services or items of a personal nature not relevant to us or our shareholders. Directors may at any time review the log of all correspondence received by Orthofix that is addressed to members of the Board and request copies of any such correspondence.

Nomination of Directors

As provided in its charter, the Nominating and Governance Committee identifies and recommends to the Board nominees for election or re-election to the Board and will consider nominations submitted by shareholders. The Nominating and Governance Committee Charter is available for review on our website at www.orthofix.com .

The Nominating and Governance Committee seeks to create a Board of Directors that is strong in its collective diversity of skills and experience with respect to finance, research and development, commercialization, sales, distribution, leadership, technologies and industry knowledge. The Nominating and Governance Committee reviews with the Board, on an annual basis, the current composition of the Board in light of the characteristics of independence, skills, experience and availability of service to Orthofix of its members and of anticipated needs. If necessary, we will retain a third party to assist us in identifying or evaluating any potential nominees for director. When the Nominating and Governance Committee reviews a potential new candidate, it looks specifically at the candidate’s qualifications in light of the needs of the Board at that time given the then current mix of director attributes.

As provided for in our Corporate Governance Guidelines, in nominating director candidates, the Nominating and Governance Committee strives to nominate directors that exhibit high standards of ethics, integrity, commitment and accountability. In addition, our Corporate Governance Guidelines state that all nominations should attempt to ensure that the Board shall encompass a range of talent, skills and expertise sufficient to provide sound guidance with respect to our operations and activities. Other than as set forth in the Corporate Governance Guidelines with respect to the Board’s objective in seeking directors with a range of talent, skills and expertise, the Board and the Nominating and Governance Committee do not have a formal policy with respect to the diversity of directors.

Under our Corporate Governance Guidelines, directors must inform the Chairman of the Board and the Chair of the Nominating and Governance Committee in advance of accepting an invitation to serve on another company’s board of directors. In addition, no director may sit on the board of directors of, or beneficially own a significant financial interest in, any business that is a material competitor of Orthofix. The Nominating and Governance Committee reviews any applicable facts and circumstances relating to any such potential conflict of interest and determines in its reasonable discretion whether a conflict exists.

To recommend a nominee, a shareholder shall send notice to the Board c/o Ronald Matricaria, Chair of the Nominating and Governance Committee, Orthofix International N.V., 3451 Plano Parkway, Lewisville, TX 75056. This notice should include the candidate’s brief biographical description, a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above and the candidate’s signed consent to be named in the proxy statement and to serve as a director if elected. The notice must be given not later than 180 days before the first anniversary of the last Annual General Meeting of Shareholders. Once we receive the recommendation, the Nominating and Governance Committee will determine whether to contact the candidate to request that he or she provide us with additional information about the candidate’s independence, qualifications and other information that would assist the Nominating and Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our proxy statement, if nominated. Candidates must respond to our inquiries within the time frame provided in order to be considered for nomination by the Nominating and Governance Committee.

The Nominating and Governance Committee has not received any nominations for director from shareholders for the 2016 Annual General Meeting.

 CERTAIN RELATIONSHIPS AND RELATED

 TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

The Compensation Committee, comprised entirely of independent, non-management directors, is responsible for establishing and administering the Company’s policies involving the compensation of its executive officers. No employee of the Company serves on the Compensation Committee. The Committee members have no interlocking relationships as defined by the SEC.

Procedures for Approval of Related Person Transactions

The Company’s policies and procedures for the review, approval or ratification of related-party transactions are set forth in our Code of Conduct and Ethics. Our policy is that the Audit and Finance Committee will review and approve all related party transactions that meet the minimum threshold for disclosure under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).

Related Party Transactions

Tyson Fujikawa, the son of Raymond Fujikawa, the President of Spine Fixation, has been employed by the Company since 2007 and is currently the Vice President of International Sales Spine Fixation. For 2015, Tyson Fujikawa’s total cash compensation was approximately $346,000 which includes base salary, bonus and sales commissions.  In addition, during 2015, he participated in the Company’s general welfare plans, including a standard car allowance and was granted 3,000 restricted stock awards, which vest in four equal annual installments.

 Compensation Discussion and Analysis

Executive Overview

2015 was a transformational year for Orthofix, further validating our strategy, momentum and the strength of our businesses.  Each of our four operating strategic business units (BioStim, Biologics, Extremity Fixation and Spine Fixation) delivered results that helped us reach our operating income objectives.  We also invested in clinical research and our product pipeline, as we seek to drive organic growth in the years to come.  While our full-year net sales fell below our annual incentive plan goal, we believe that our vision and focus on long-term business fundamentals is now showing tangible results, as evidenced by our fourth quarter of 2015 sales showing the largest year-over-year constant currency growth rate (7.6%) of any fiscal quarter during the last six years. Similarly, we continued to invest in improvements in our internal controls and accounting systems, which enabled us to resolve all of our prior internal control material weaknesses.  All of these accomplishments helped contribute to a 30% increase in our stock price during the 2015 fiscal year.

To support growth in our business, the Board of Directors has continued to work hard to align the Company with corporate governance best practices.  Some of the recent changes we have made include the following:

Six New Directors Strengthen Independent Board.  Over the past several years, the Board has worked tirelessly to recruit additional highly qualified and committed directors to refresh the Board’s composition and further enhance its expertise and independence.  At the present time, eight of our nine directors are fully independent, outside directors, six of whom have joined the Board in the last 30 months.  These new recruits, including a new Chairman of the Board and Chairman of the Audit and Finance Committee, bring a diverse set of talents and experiences, including extensive business expertise in life sciences, finance, international planning and operational matters.

Active and New Audit and Finance Committee.  As part of our commitment to strengthening the Board, we have appointed three new independent directors to our Audit and Finance Committee, including a new audit committee financial expert who chairs the committee.  The committee has taken a very active role, meeting 45 times since the beginning of 2014.  As further described below, the committee has overseen a re-staffing of the Company’s internal finance department and worked closely with this new internal finance team to strengthen the Company’s financial reporting systems and controls.

New Finance Team Strengthening Internal Controls.  Since the Company’s determination to restate prior period financial statements in 2013, we have built a new internal finance department, including new hires for the roles of Chief Financial Officer, Senior Director of Technical Accounting, and two Assistant Corporate Controllers.  During this period, our new internal finance team has implemented a series of measures to remediate the internal control material weaknesses that the new team inherited.  The Board and management have supported this remediation effort through our Project Bluecore initiative, through which we have invested heavily in strengthening our accounting and internal controls systems. As of December 31, 2015, the Company has remediated all of these prior internal control material weaknesses.  Additionally, the Company engaged an independent firm to fulfill the internal audit function, which included testing to confirm that our internal control over financial reporting is again operating effectively.

Compensation Committee Continues to Promote Best Practices.  In addition to the actions noted above, we have also maintained focus on our commitment to strong corporate governance practices, particularly in the area of executive compensation.  Some of our recent developments in 2015 included the following:

Double-Trigger Change-of-Control Vesting. The Compensation Committee recently approved a resolution whereby all new equity incentive grants made under our 2012 Long-Term Incentive Plan will be subject to double-trigger vesting, such that any awards assumed by an acquirer in a change of control situation will only accelerate upon a subsequent “double-trigger” termination of employment event occurring within 12 months of the change of control.

New Long-Term Performance Equity Vesting Targets.  In 2014, we began granting performance-vesting restricted stock to our executive officers.  Taking into account feedback from our active shareholder engagement program, in 2015 we further evolved our grant practices so that performance vesting targets contain both measures of EBITDA and Return on Invested Capital. The ultimate award of shares will range from zero to 150% of the targeted grant amount, with the potential for an award greater than the target based on financial results for the 2018 fiscal year, which will be determined more than 3½ years from the date of grant.  The committee believes that these awards promote long-term performance over the course of several fiscal years and contain an appropriate mix of relevant financial performance metrics that will be difficult to achieve and correlate well with delivering long-term shareholder value.

Update of Stock Ownership Guidelines.  In March 2016, the Compensation Committee and the Board further updated our stock ownership guidelines, which were originally implemented in 2010 and 2011.  The updated guidelines apply to all executive officers and directors. The guidelines provide that the President and Chief Executive Officer should have an ownership in the Company’s common stock equal to 5 times his or her annual base salary, while all other executive officers (including executive officers who are not “named executive officers” in the proxy statement) should have ownership equal to 2 times his or her annual base salary.  The guidelines provide that each director should have ownership equal to 3 times his or her annual director fee compensation. Full credit is given under the guidelines for common stock owned, while 50% credit is provided for (i) unvested restricted stock and (ii) the unrealized gain on vested and in-the-money stock options. The guidelines include a 5 year phrase-in period from the date of appointment or election, as applicable, and progress towards meeting and maintaining these amounts is measured annually on June 30th.  Subject to phase-in periods for recent appointments, all executive officers and directors are in compliance with the policy at the present time.

Independently Prepared Executive Compensation Competitive Assessment.  Once again this year, the Compensation Committee procured an independent, executive compensation competitive assessment to measure our program against peer companies.  Though most aspects of our program were determined to be within the competitive range of our peers, the Committee took these results into consideration in approving our 2016 executive compensation program.  For example, based in part on the results of this year’s assessment, the Committee reduced our President and Chief Executive Officer’s target annual incentive plan bonus for the 2016 fiscal year and after from 125% to 100% of base salary to more closely align with our peers.

Compensation Guiding Principles and Philosophy

The Compensation Committee (referred to throughout this Compensation Discussion and Analysis (“CD&A”) as the “Committee”) is comprised solely of independent directors.  The Committee recommends to the Board for determination by the Board the President and Chief Executive Officer’s compensation, and discharges the responsibilities of the Board relating to all compensation of the Company’s other executive officers (including equity-based compensation). The Committee guides itself in large part by our executive compensation philosophy. The compensation program for executive officers reflects the Committee’s “pay-for-performance” outlook, which seeks to align compensation with the goals of growing our business and increasing shareholder value.

In addition, the Committee is further guided by a set of overall compensation guidance principles, which the Committee, working closely with its independent compensation consultant, Willis Towers Watson (formerly Towers Watson), developed during 2014, and which were approved by our Board of Directors in December 2014 and reaffirmed in December 2015. These guiding principles are as follows:

•	Compensation programs should be simple, equitable and transparent.
•	Compensation programs must be appropriately aligned with the competitive market to facilitate the attraction and retention of key talent.
•	The design and incentive measures for compensation programs must be aligned with shareholder interests.
•	The rewards philosophy for compensation should support the Orthofix business strategy and reflect the need to effectively attract and retain critical talent.
•	The compensation program framework should support and reinforce Orthofix’s “we’re in this together” philosophy.
•	Compensation programs should create a strong performance linkage to financial results while recognizing the importance of individual performance; more dollars should go to high performers.
•	The short-term incentive (STI) plan should provide a clear line-of-sight to adopted company objectives and incorporate a limited number of measurable metrics.

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The overall incentive plan should recognize that equity is a valuable resource that will be allocated based upon contribution, performance, and potential; a portfolio approach using time and performance based restricted stock and stock options is important; the long-term incentive (LTI) program should continue to move towards more rigorous and measurable performance goals.

•	The compensation philosophy must recognize that from time-to-time there may be a need to deviate from established compensation guidelines to acquire and retain key talent.

Consistent with these guiding principles, the Committee’s compensation philosophy is to fairly compensate executive officers with an emphasis on providing incentives that balance our short- and long-term objectives. As described in more detail below, achievement of short-term objectives is rewarded through base salary and annual cash incentive awards, while grants of stock options and restricted stock encourage executive officers to focus on our long-term goals. These core components remain the basis for our executive compensation philosophy as we seek to achieve growth.

In implementing this overall “pay-for-performance” compensation philosophy for the Company’s executive officers, the Committee places considerable emphasis on variable elements of pay within the executive compensation program. These elements consist of the Company’s annual incentive plan, which is intended to reward executive officers for achieving specific operating and financial objectives, as well as a long-term incentive plan that consists of stock options, balanced with both performance-based and time-based vesting shares of restricted stock, to the extent they are available to grant. The Committee seeks to provide rewards through the annual incentive plan by measuring performance based on key pre-established measures reflecting positive financial performance by the Company and its business units. The Committee also seeks to provide strong linkage between executives and shareholders with grants of equity, as the value of these awards appreciates in accordance with the market value of the Company’s common stock. In addition to variable compensation programs, executives also receive health and welfare benefits that are generally consistent with those provided by our peer group and with the level of health and welfare benefits provided to all Company employees.

Governance of Executive Compensation

As described further below, executive compensation for our executive officers is reviewed and established annually by the Committee, which consists solely of independent directors. The Committee’s compensation decisions are intended to reflect its ongoing commitment to strong compensation governance, which the Committee believes is reflected in the following elements of our executive compensation:

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Pay At Risk Based on Performance — As our programs are designed using a pay for performance philosophy, actual pay realized (earned) by our executives is predominantly at risk through our performance-based annual incentive program and through our long-term incentive grants that consist of both stock options (which will only provide value to executives if our stock price appreciates) and both time-based and performance-based vesting restricted stock.  In structuring this mix of compensatory elements, the Committee seeks to deliver pay in a way that reinforces focus on balancing short- and long-term financial performance objectives, while supporting performance with policies that focus on prudent risk taking and the balance between risk and reward.

•

Stock Ownership Guidelines Align Our Executive Officers and Directors with Shareholders — The Committee believes that a significant portion of each executive’s and director’s compensation should be tied to the Company’s financial performance and share price. We seek to award stock options and restricted stock pursuant to our long-term incentive plan so that over a period of time, a significant portion of actual compensation is provided in the form of share-based compensation. In this regard, we have adopted stock ownership guidelines that apply to all of our executive officers and directors, as more fully described above on page 13.

•

Clawback Policy Promotes Long-Term Performance — In 2012, we proactively adopted a clawback policy that applies to each of our executive officers, and applies to both cash-based and equity-based compensation. This policy is more fully described below on page 30.

•

No Repricing of Stock Options — Equity awards, including stock options, are never issued with below-market exercise prices, and the repricing of stock options without shareholder approval is expressly prohibited under both the 2004 LTIP and 2012 LTIP. The Committee believes that the issuance of discount stock options and authorization of post-grant date repricings are each not performance-based pay practices, and therefore inconsistent with the Committee’s commitment to pay for performance.

•

Independent Report Supports Committee’s Risk Assessment — The Committee annually assesses the relationship between the Company’s compensation policies and practices for all employees and risk, including whether such policies and practices encourage imprudent risk taking, and/or would be reasonably likely to have a material adverse effect on the Company. At the Committee’s request, the Committee’s independent compensation consultant delivered a report in 2016, assessing potential risk that may be present in the design or administration of the Company’s compensation program. Consistent with the independent compensation consultant’s findings, the Committee believes that the Company’s compensation programs (executive and broad-based) provide multiple and effective safeguards to protect against undue risk.

•

No Hedging Policy — Our corporate governance guidelines prohibit all executive officers and directors from engaging in any hedging or monetization transactions involving the Company’s securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds.  No executive officers or directors currently are parties to a hedge with respect to any shares of Common Stock of the Company.

•

No Pledging Policy — Our corporate governance guidelines prohibit all executive officers and directors from pledging the Company’s securities as collateral for a loan.  Acquiring Company shares on margin, or holding Company shares in a margin account, is also prohibited.  No executive officers or directors currently are parties to a pledge of any shares of Common Stock of the Company.

Compensation Process

The Committee is responsible for establishing and evaluating compensation policies and determining, approving and evaluating executive compensation, including the total compensation packages for our executive officers. The Committee is also responsible for compensation for all employees under the Company’s equity incentive plans and other executive compensation policies and programs. The Committee specifically considers and approves the compensation for the executive officers and recommends for approval of the Board the compensation for the Chief Executive Officer. (The Chief Executive Officer is prohibited from being present during Committee or Board voting or deliberations with respect to his own compensation arrangements.) The Committee also is responsible for making recommendations to the Board regarding the compensation of directors. The Committee relies on the President and Chief Executive Officer to make recommendations on certain aspects of compensation as discussed below. The Committee acts under a written charter adopted by the Board. The Committee reviews its charter annually and recommends any changes to the Board. The charter is available on our website at www.orthofix.com. Dr. Jordan, Ms. Marks and Ms. Sainz served as members of the Compensation Committee as of the end of 2015, with Dr. Jordan serving as Chair. Consistent with the Company’s committee rotation practices, Dr. Martin and Mr. Paolucci replaced Ms. Marks and Ms. Sainz in March 2016.

During 2015, each member of the Board who served on the Committee was an independent, non-employee, non-affiliated, outside director while he or she served on the Committee. The Committee has furnished its report below.

Role of Executive Officers

At the Committee’s request, from time to time certain of our senior management present compensation-related initiatives to the Committee. For instance, while the Committee approves all elements of compensation for executive officers, the Committee requests on an annual basis that senior management aid the Committee in fulfilling its duties by facilitating the gathering of information relating to potential targets and goals under our annual incentive program as well as possible stock option or restricted stock grants.  The Committee then reviews this information in connection with it setting annual incentive targets and goals, or making equity grants. The President and Chief Executive Officer is generally responsible for the employee compensation process within the Company, and provides input to the Committee in such capacity. The President and Chief Executive Officer also provides the Committee with additional input, perspective, and recommendations in connection with the Committee’s salary determinations for executive officers. The President and Chief Executive Officer, Chief Financial Officer, and Chief Administrative Officer frequently attend meetings of the Committee in these respective capacities. These individuals are excluded from any Committee or Board deliberations or votes regarding their own compensation.

In connection with their engagement, Willis Towers Watson reported to the Committee regarding its independence based on the six factors outlined in SEC regulations issued under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Committee considered these factors in connection with the re-engagement of Willis Towers Watson in 2015, and concluded that Willis Towers Watson is independent and that its engagement by the Committee raised no conflicts of interest.

Compensation Consultant

The Committee has the authority under its charter to retain, at the Company’s expense, outside compensation consultants to assist in evaluating compensation. The Committee also has the authority to terminate those engagements. In accordance with this authority and to aid the Committee in fulfilling its duties, the Committee has engaged Willis Towers Watson since 2004 as its outside compensation consultant.

In its role as compensation consultant, Willis Towers Watson has worked with the Committee to develop our executive compensation guiding principles and philosophy. Willis Towers Watson also, at the Committee’s request, periodically conducts reviews and recommends updates to our executive officer and director compensation programs and long-term incentive practices.

Peer Group Benchmarking

Decisions related to executive compensation program design and pay levels are informed, in part, by the practices and pay levels of comparable peer organizations. As it has for several consecutive years, during 2015 the Committee engaged Willis Towers Watson to conduct an executive compensation analysis that provided summarized data on market competitive levels of total compensation. This assessment, which was completed in November 2015, compared Orthofix executive pay levels versus the competitive market to determine whether they remain consistent with our compensation philosophy.  In conducting the assessment, Willis Towers Watson made comparisons to our peer group and considered the compensation levels and program design for executive officers of those peer group companies based upon publicly-available disclosure regarding the compensation arrangements at those companies.

In conducting the 2015 benchmarking, Willis Towers Watson utilized a selection of 16 peer companies. This selection of peer companies, or “peer group,” reflects revisions recommended in September 2015 by Willis Towers Watson to the Company’s 2014 peer group, which revisions were approved by the Committee in December 2015. Upon review, the only revision to the peer group was the removal of Volcano Corporation, which has been acquired. The peer group was selected because of its overall similarity to Orthofix in terms of annual revenue, business complexity, medical technology product lines and geographic penetration. This peer group consists of the following medical technology and device manufacturers and distributors, some of which we may compete against for executive talent.

Alphatec Holdings, Inc.	Merit Medical Systems, Inc.

Angiodynamics, Inc.	Natus Medical Inc.

CONMED Corporation	NuVasive, Inc.

Greatbatch, Inc.	NxStage Medical, Inc.

Haemonetics Corporation	Spectranetics Corporation

ICU Medical Inc.	Thoratec Corporation(1)

Integra LifeSciences Holdings Corporation	Tornier N.V.(1)

Masimo Corporation	Wright Medical Group Inc.(1)

(1)

In October 2015, Thoratec Corp. was acquired by St. Jude Medical, and Tornier N.V. and Wright Medical Group Inc. merged to become Wright Medical Group, N.V. However, because compensation data was available for each company from its 2015 proxy filing, Willis Towers Watson included all three original companies in its 2015 analysis.

The results of Willis Towers Watson’s 2015 assessment were that, on average, base salary for our named executive officers was positioned at or near the market median of our peer group, while target incentive plan compensation was generally positioned between the market median and the 75th percentile (which Willis Towers Watson considers to be broadly aligned with the competitive market). Total cash compensation levels (base salary plus annual incentive plan bonus), as well as total direct compensation (total cash compensation plus expected value of long-term incentive equity grants), were each found in the aggregate to be within competitive range of the market median (which Willis Towers Watson defines as within 15% of the median for total cash compensation and within 20% of the median for total direct compensation).

The Role of Shareholder Say-on-Pay Votes.

The Company provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”), and subsequently evaluates these results. At the Committee’s September 2015 meeting, the Committee evaluated the June 2015 annual general meeting results, at which 77% of the votes cast supported the Company’s compensation program. The 2015 voting results followed 95+% approval results at each of the meetings held in 2014, 2013, 2012 and 2011. In connection with and in response to the lower vote total received, the Company sought feedback from shareholders regarding ways that the Company could enhance its executive officer compensation program. This outreach was led by management and involved discussions with a dozen of the Company’s largest shareholders representing approximately 45% of the Company’s share ownership.

Although the feedback from our shareholders was not uniform, we identified several areas that led to the lower support for our 2015 say-on-pay proposal.  In response to these areas of feedback, our Compensation Committee made several changes to our compensation program, as described below:

Shareholder Feedback	Company Response
President and Chief Executive Officer’s target annual bonus opportunity set at 125% of base salary, while other similarly situated peers target bonus opportunity at 100% of base salary.

At the time that Mr. Mason joined Orthofix in March 2013, in an effort to tie Mr. Mason’s compensation more directly to the Company’s performance, the Committee approved a 125% of base salary annual bonus target in exchange for Mr. Mason accepting a base salary that was lower than his predecessor's.  In December 2015, the Committee approved a reduction in Mr. Mason’s annual bonus opportunity beginning with the 2016 fiscal year to 100% of his base salary.

Performance share awards granted in 2014 contained goals that could be satisfied over multiple trailing 12-month cycles, including those ending as of March 31, June 30 or September 30.

Performance share awards granted in 2015 measure performance solely based on full-year fiscal performance for the fiscal years ended December 31, 2016, 2017 and 2018, with no opportunity for achievement based on trailing 12-month performance as of a period ended March 31, June 30 or September 30.

Cash-based annual incentive program and performance-based vesting restricted stock grants contained overlap such that achievement of the same performance metric in one fiscal period could result in achievement of both awards.

For the 2015 fiscal year, the Company utilized one-year net sales and adjusted operating income metrics for its cash-based annual incentive program. By contrast, performance share awards in 2015 were based on return on invested capital and adjusted EBITDA for the 2016, 2017 and/or 2018 fiscal years, with no potential for full or partial achievement based on 2015 fiscal year performance.

To the extent future performance equity awards are based on EBITDA-based metrics, portion of performance award could be based on second metric, such as return on invested capital or total shareholder return.

While performance share awards granted in 2014 measure performance solely based on adjusted EBITDA, performance share awards granted in 2015 measure performance based on return on invested capital and adjusted EBITDA, with these two metrics each given equal vesting weight.

Equity grants provided for automatic accelerated vesting upon a change of control event.

The Compensation Committee recently approved a resolution whereby all new equity incentive grants beginning with our annual 2016 award will be subject to double-trigger vesting, such that any awards assumed by an acquirer in a change of control situation will only accelerate upon a subsequent “double-trigger” termination of employment event occurring within 12 months of the change of control.

Company should continue to align shareholders with executive officers and directors by promoting Company share ownership.

In March 2016, the Committee and the Board approved further updates to our stock ownership guidelines, which now apply to all executive officers and directors. The guidelines provide for Company stock ownership of 5x of base salary for the President and Chief Executive Officer and 2x of base salary for all other executive officers. The guidelines provide that each director should have ownership equal to 3x his or her annual director fee compensation. The revised guidelines are further described on page 13.

The Committee believes that the voting results over the course of the last several years affirm shareholders’ overall support of the Company’s approach to executive compensation, including continuing efforts by the Committee over the past several years to evolve the Company’s compensation programs towards policies viewed by institutional and other shareholders as most aligning executive compensation with the interests of shareholders and good corporate governance. In addition to listening to the input of shareholders, the Committee also has considered many other factors in evaluating the Company’s executive compensation programs, including the Committee’s assessment of the interaction of our compensation programs with our corporate business objectives, periodic evaluations of our programs by our compensation consultant, and annual review of data versus a comparator group of peer companies, each of which is evaluated in the context of the Committee’s fiduciary duty to act as the directors determine to be in shareholders’ best interests. Each of these factors bore on the Compensation Committee’s subsequent decisions regarding our named executive officers’ compensation during 2015 and 2016. The Committee will continue to consider feedback from shareholders, including the outcome of the Company’s say-on-pay votes, when making future compensation decisions for its named executive officers.

Pay-For-Performance and Total Shareholder Return

As part of the Compensation Committee’s pay-for-performance outlook and philosophy, the Committee regularly considers the alignment of the Company’s executive compensation, particularly with respect to the President and Chief Executive Officer, to the Company’s total shareholder return (TSR).

The Company’s TSR was 30% during 2015, 32% during 2014, and -42% during 2013, aggregating to a 3-year cumulative TSR of 0%. The Company’s negative TSR in 2013 occurred entirely during the first three quarters, when the trading price of the Company’s common stock declined by 47%, before increasing 10% during the fourth quarter. The Compensation Committee believes that this decline was attributable to matters that occurred prior to Mr. Mason re-joining the Company and being appointed President and Chief Executive Officer on March 13, 2013, and in reaching this belief, the Committee notes the sharp drop-off in sales that occurred in the first quarter of 2013, which reduced projected full-year performance.

Subsequently, the Company determined and announced in August 2013 that it would restate the Company’s prior audited financial statements for the 2012, 2011 and 2010 fiscal years, while our Audit and Finance Committee conducted an independent review of certain revenue recognition and other accounting matters related to these periods.  Until the completion of this process in early 2014, the Company was unable to publicly release financial results for the final three quarters of 2013.  Mr. Mason re-joined the Company and was appointed President and Chief Executive Officer after the Company had completed its original audit of the 2012, 2011 and 2010 fiscal years and such financial statements had been publicly released and filed with the SEC.

Under Mr. Mason’s leadership, during the last 10 completed fiscal quarters (the fourth quarter of 2013 through the first quarter of 2016), the Company’s stock has doubled in value, with an aggregate TSR of 100% and an annualized TSR of 32% per year.  The Compensation Committee believes that the decline in the Company’s stock during the first three quarters of 2013 was not attributable to Mr. Mason’s performance and due to circumstances that he inherited, and that the Company’s 100% TSR over the subsequent 10 fiscal quarters evidences strong alignment between Mr. Mason’s current compensation and his performance since re-joining the Company in March 2013.

Elements of Executive Compensation

Overview

Our compensation program for executive officers and other key employees consists of three primary elements:

•	annual salary;
•	performance-based incentives in the form of annual cash bonuses; and
•	long-term equity-based incentives under our long-term incentive plan.

The Committee reviews annually what portion of an executive officer’s compensation should be in the form of salary, potential annual performance-based cash bonuses and long-term equity-based incentive compensation. The Committee believes an appropriate mix of these elements, commensurate with our compensation philosophy, will assist the Committee in meeting its compensation objectives. See below for more information on the Committee’s guidelines for each element of executive compensation. As part of its decision making process, the Committee reviews information setting forth all components of the compensation and benefits received by our named executive officers. This information includes a specific review of dollar amounts for salary, bonus, perquisites and long-term equity-based incentive compensation. In addition, as further described below, we sometimes grant one-time bonuses in connection with new hires and promotions, or for retention or special recognition purposes.

The charts below show the annual total direct compensation (full-year base salary, annual cash incentive compensation earned and long-term equity incentive compensation received) for our President and Chief Executive Officer and our other named executive officers for 2015. These charts illustrate that a significant portion of our named executive officer total direct compensation was performance-based (51% for our President and Chief Executive Officer).

* All other compensation value not displayed as it represents less than 1% of total direct compensation.

Annual Salary

The Committee makes annual determinations with respect to the salaries of executive officers. In making these decisions, the Committee considers each executive officer’s performance, the market compensation levels for comparable positions within and outside our peer group, performance goals and objectives and other relevant information, including recommendations of the President and Chief Executive Officer. The Committee also makes annual recommendations to the Board for the salary of the President and Chief Executive Officer.

The Committee approved 2016 salary amounts for our currently employed named executive officers in December 2015. These salary amounts generally reflect increases of 2-7% from 2015 amounts. The Committee approved these increases after considering the executive officer’s performance and Willis Towers Watson’s December 2015 peer group competitive assessment, which found that the Company’s executive officer base salaries were generally positioned within range of the 50th percentile of the peer group on average. A market adjustment was applied to the base salaries of some individual executive positions to better align with the peer group market median range. The range of increase was determined based on the individual executive officer’s positioning within the peer group study, as well as individual performance and contribution to Company performance. The 2016 annual base salary amounts for our currently employed named executive officers are as follows:

Name	Title	2015 Annual Base Salary	2016 Annual Base Salary	Percentage Increase
Bradley R. Mason	President and Chief Executive Office	$ 665,000	$ 700,000	5.3%
Doug Rice	Chief Financial Officer	$ 325,000	$ 345,000	6.2%
Jeffrey M. Schumm	Chief Administrative Officer, General Counsel and Corporate Secretary	$ 393,434	$ 401,303	2.0%
Michael M. Finegan	Chief Strategy Officer	$ 388,697	$ 396,500	2.0%
Davide Bianchi(1)	President, Global Extremity Fixation	CHF 346,698	CHF 353,632	2.0%

(1) Mr. Bianchi is paid in Swiss Francs (CHF). Based on the average exchange rate to U.S. Dollars applicable during the 2015 fiscal year (1.0369), the amounts shown in the table would be $359,506 and $366,696, respectively.

Cash Performance-Based Incentives – Annual Incentive Program

The Committee believes that a significant portion of the compensation for each executive officer should be in the form of annual performance-based cash bonuses.  These bonuses are provided through our annual incentive program, which seeks to tie an executive officer’s total cash compensation to our immediate, 1-year financial performance. As described above, Willis Towers Watson’s 2015 competitive assessment found that, on average, our target incentive plan compensation was generally positioned between the market median and the 75th percentile (which Willis Towers Watson considers to be broadly aligned with the competitive market). Since that time, we have reduced the targeted bonus for our President and Chief Executive Officer from 125% of base salary to 100% of base salary.

For 2015, our annual incentive program consisted of two components, a financial component program and individual component program, for each named executive officer other than Mr. Mason.  For these named executive officers, the financial component program represented 80% of the aggregate cash bonus opportunity, while the individual component program represented 20% of the aggregate cash bonus opportunity.  For Mr. Mason, the program consisted solely of a financial component program, which represented 100% of his aggregate cash bonus opportunity.

Financial Component Program (80-100%)

The financial component program, which awards cash bonuses pursuant to pre-approved performance metrics, is based on goals determined by the Committee in line with annual budgets approved by the full Board. This portion of our program represented 80% of the total cash bonus program for each of our named executive officers other than Mr. Mason, and 100% of Mr. Mason’s. Under this program, at the outset of each year the Committee establishes target performance goals and a range of performance around the target performance goals for which a bonus would be paid as described below.

For 2015, performance goals for all participants were based on the performance of Orthofix and its subsidiaries on a consolidated basis using two metrics, which were assigned equal weighting of 50% and 50%, respectively:

(i)	net sales; and
(ii)

adjusted operating income (which consists of GAAP-derived operating income net of credits or charges that were considered by the Committee at the time bonus targets were set to be outside of the normal on-going operations of the Company).

We set the performance goals with the intent that it will be challenging for a participant to receive 100% of his or her incentive opportunity target award. However, an executive officer can earn up to 150% of his or her targeted bonus based upon actual performance measured against the range of established performance goals. No payouts are made for performance that is less than the amount at which a 50% payout is received for the applicable component – for example, in 2015 net sales of 96% of our targeted goal would have resulted in a 50% of target payout for that component, and net sales below 96% of target would have resulted in no payout for that component.

The proposed goals and related matrix were reviewed and approved by the Committee in March 2015, and performance was then subsequently assessed by the Committee in March 2016. Each of the Committee members at the time of the applicable action participated in and approved these respective determinations.

The table below describes the target goals and actual achievement for the two categories described above in 2015.

Category of 2015 Goals	Percent Achievement Targets					Actual Achievement
Orthofix and its Subsidiaries on a Consolidated Basis
Net Sales Bonus Target Achievement	50%	75%	100%	125%	150%	72.2%
Net Sales (1)	$389.2M	$397.4M	$405.4M	$417.6M	$429.8M	$396.5M

Adjusted Operating Income Bonus Target Achievement	50%	75%	100%	125%	150%	98.8%
Adjusted Operating Income (2)	$44.3M	$49.9M	$55.4M	$63.7M	$72.0M	$55.1M

(1) Committee approval of targets in March 2015 provided that targeted amounts would be adjusted to eliminate the effect of subsequent currency fluctuations.  The targeted amounts shown in the table reflect the original targets as adjusted to reflect such pre-approved constant currency adjustments.

(2) Consists of operating income calculated in accordance with GAAP as adjusted to exclude credits or charges that were considered by the Committee at the time bonus targets were set to be outside of the normal on-going operations of the Company.

Individual Component Program (0-20%)

For Named Executive Officers other than Mr. Mason, 20% of the aggregate cash bonus opportunity was based on the achievement of qualitative management objectives set for each individual officer.  The objectives for each named executive officer were established based upon the individual’s role and key priorities for their respective area of management responsibility.  Based on these objectives, the Committee determined that each of Messrs. Rice, Schumm and Finegan attained 100% of their individual objectives, while Mr. Bianchi did not attain his individual objective.  A summary of the key achievements taken into account for executives attaining their bonus is set forth below:

Name	Individual Objectives Summary	Results	Awarded Percentage
Doug Rice	Remediation of material weaknesses identified by management in 2014 Timely filing of Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K for the fiscal year 2015	The identified material weaknesses were successfully remediated as of December 31, 2015 The quarterly and annual reports for fiscal year 2015 were timely filed	100%
Jeffrey M. Schumm	Effective transition of leadership of International Compliance Program responsibilities to new Chief Compliance Officer Review of Health Care Professional ("HCP") needs assessment and engagement process and implement new streamlined process	Leadership has been effectively transitioned Review of HCP need assessment has been completed and a new streamlined process has been implemented	100%
Michael M. Finegan	Manage the Company’s relationship with eNeura, Inc. in connection with the Option Agreement entered into on March 4, 2015, to potentially acquire eNeura, Inc. and maintain a cooperative and positive relationship with eNeura, Inc. management and board of directors	The Committee has determined that eNeura, Inc. relationship remains strong as a result of Mr. Finegan’s leadership	100%
Davide Bianchi	For Extremity Fixation, achieve year over year growth in Brazil of a minimum of 10% with a positive operating income For Extremity Fixation, achieve year over year growth in the U.S. of a minimum of 7% with a positive net margin	For Extremity Fixation, year over year objective growth in Brazil was not met, primarily due to currency devaluation For Extremity Fixation, year over year U.S. growth and net margin objectives were not met	0%

Aggregate Payouts

To calculate the bonus amount payable, the aggregate weighted achievement percentage for each named executive officer was multiplied by the target amount of bonus for which that participant was eligible.  These results are described in the tables below.

Name	Net Sales Percent Achievement	Adjusted Operating Income Percent Achievement	Individual Objective Percent Achievement	Weighted Percent Achievement
Bradley R. Mason	72.2%	98.8%	N/A	85.5%
Doug Rice	72.2%	98.8%	100.0%	88.4%
Jeffrey M. Schumm	72.2%	98.8%	100.0%	88.4%
Michael M. Finegan	72.2%	98.8%	100.0%	88.4%
Davide Bianchi (1)	72.2%	98.8%	0.0%	68.4%

Name	Base Salary Amount	Target Bonus Percentage of Salary	Weighted Percent Achievement	Total Annual Incentive Plan Bonus
Bradley R. Mason	$ 665,000	125%	85.5%	$710,656
Doug Rice	$ 325,000	60%	88.4%	$172,368
Jeffrey M. Schumm	$ 393,434	60%	88.4%	$208,663
Michael M. Finegan	$ 388,697	60%	88.4%	$206,151
Davide Bianchi (1)	CHF 346,698	60%	68.4%	CHF 142,272

(1) Mr. Bianchi is paid in Swiss Francs (CHF). Based on the average exchange rate to U.S. Dollars in effect at the time of approval of the bonus targets (1.087), the amounts shown in the table would be $376,914 and $154,679, respectively.

Payouts to the named executive officers under the annual incentive program are reflected in column (g) of the “Summary Compensation Table.”

Other Bonus Payments

From time-to-time, the Committee uses its discretion to grant bonuses for performance or for other circumstances, such as in the cases of new hires and promotions. (See column (d) of the “Summary Compensation Table.”)

Long-Term Equity-Based Incentives

Long-Term Incentive Plan – 2012 LTIP

Our primary equity compensation plan is the 2012 LTIP, which our shareholders approved in June 2012. As of April 25, 2016, 1,656,328 shares remained available for grant pursuant to this plan.

Some current and former executive officers continue to hold outstanding awards under our 2004 LTIP, although we no longer grant awards under this plan. All named executive officers are also eligible, at their discretion, to acquire shares of common stock pursuant to our SPP. Each plan is described below. The Committee administers each of these plans and only the Committee makes long-term incentive plan grants to named executive officers. In addition, the Committee has in rare instances made inducement grants (in accordance with applicable Nasdaq rules) to newly hired executives outside of shareholder approved plans, as it did in 2013 in connection with the hiring of Mr. Mason. These inducement grants have been made on terms that are substantially the same as grants made under the 2012 LTIP or 2004 LTIP, except that the inducement grants made to Mr. Mason in 2013 vest upon the satisfaction of certain performance criteria related to the trading price of the Company’s common stock.

As further described below, the Committee grants a mix of restricted stock and stock options under the 2012 LTIP. The plan contains a “fungible share pool,” under which each share of restricted stock counts as 1.84 shares for purposes of plan capacity. So, for example, a grant of 100 shares of restricted stock and a grant of 184 stock options each diminish the share capacity under the plan by 184 shares.

At the present time, the Committee grants three types of awards to employees under the plan: (i) time-based vesting stock options, (ii) time-based vesting restricted stock, and (iii) performance-based vesting restricted stock:

Time-Based Vesting Grants

Under the Company’s current form of employee restricted stock and stock option grant agreements, time-based vesting restricted stock and stock options vest and become exercisable in one-fourth increments on each of the first four anniversaries of the grant date. (In prior years, the Committee made grants that vested over a three year period; however, the Committee in 2013 determined to extend the vesting period to four years.) Generally, the unvested portion of any time-based grant is forfeited if an employee voluntarily ceases employment prior to vesting. In the event that an employee is terminated by the Company without cause, any portion of the grant that would have vested during the calendar year of termination vests, while remaining unvested portion are forfeited. In the event an employee dies, suffers a long-term disability, or retires within certain age and service tenure parameters, the full grant vests. In all of the foregoing circumstances, vested stock options are subject to a limited post-employment exercise period, which ranges from 3 to 18 months depending on the circumstance. In the case of stock options held by employees who remain continuously employed, the options expire and are no longer exercisable 10 years from the grant date. In the event of a change of control (such as a sale of the Company) while a grantee remains employed, unvested portions of the grant will accelerate.

Performance-Based Vesting Grants

In recent years, the Committee has actively worked with its compensation consultant to implement performance-based vesting equity grants. The Committee first made such a grant in 2013 at the time Mr. Mason joined the Company. Rather than receiving a time-based grant, Mr. Mason agreed that his initial inducement grant of stock options would be subject to a vesting criteria based on sustained performance of the Company’s common stock. Specifically, 50% of this grant vests upon the Company’s common stock having a sustained average closing price of $45 or greater, while 50% of this grant vests upon the common stock having a sustained average closing price of $50 or greater.

2014 Grants

During 2014, the Committee began making grants to executives and VP-level employees under a form of performance-based vesting restricted stock agreement. Under this form of agreement, awards vest upon the Company’s “EBITDA,” as defined in the grant agreement equaling or exceeding $75,000,000 in the aggregate on a trailing 12 month basis as of the end of two consecutive fiscal quarters ending on or before December 31, 2017. Generally, if an employee voluntarily ceases employment prior to satisfaction of this criterion, the award is forfeited. If prior to achievement an employee dies, suffers a long-term disability, retires within certain age and service tenure parameters, or is terminated by the Company without cause, the employee remains eligible to vest if and when the performance criteria is satisfied. In the event a change of control occurs prior to both March 31, 2018 and the date of any employee-specific forfeiture, the grant will accelerate and become vested. The awards do not provide for any partial vesting if the performance target is not achieved.

2015 Grants

During 2015, the Committee made additional grants under a form of performance-based vesting restricted stock and performance share unit agreement. Under this form of agreement, recipients receive performance-based vesting restricted stock in an amount equal to 100% of the target performance criteria and performance share units that provide for additional shares to be issued if performance criteria is achieved between 100% and 150% of targets with respect to the 2018 fiscal year.  Half of the restricted stock “target” award will vest if the Company’s Adjusted EBITDA shall equal or exceed $78,500,000 in the aggregate during the 2016, 2017 or 2018 fiscal years and half will vest if the Company’s ROIC equals or exceeds 12.2% for any of such fiscal years.  In the event that either of the criteria are not satisfied, each portion of the award may be achieved at a 50-100% performance level if Adjusted EBITDA for the 2018 fiscal year is between $74,575,000 and $78,500,000 and ROIC for the 2018 fiscal year is between 11.59% and 12.2%, respectively.  In the event that either target is achieved at a 100% performance level, additional shares will be issued above the target portion at a 100-150% achievement level if Adjusted EBITDA for the 2018 fiscal year is between $78,500,000 and $86,350,000 and ROIC for the 2018 fiscal year is between 12.2% and 13.42%, respectively.  Generally, if an employee voluntarily ceases employment prior to satisfaction of this criterion, the award is forfeited. If prior to achievement an employee dies, suffers a long-term disability, retires within certain age and service tenure parameters, or is terminated by the Company without cause, the employee remains eligible to vest if and when the performance criteria is satisfied. In the event a change of control occurs prior to both March 31, 2018 and the date of any employee-specific forfeiture, the grant will accelerate and become vested at the target level.  The aggregate award potential is illustrated in the table below:

Metric	Weighting	Threshold (50% vesting)	Target (100% vesting)	Maximum Achievement (150% vesting)
Adjusted EBITDA	50%	$74.6M for 2018 FY	$78.5M for 2016, 2017 or 2018 FY	$86.4M for 2018 FY
ROIC	50%	11.6% for 2018 FY	12.2% for 2016, 2017 or 2018 FY	13.4% for 2018 FY

In 2015, we granted 110,660 shares of performance-based vesting restricted stock under the 2012 LTIP, of which 68,750 were granted to executive officers and 41,910 were granted to non-executive officer employees.

Aggregate Equity and Equity-Awards Held by Named Executive Officers

As described above, we seek to align our named executive officers with shareholders, among other ways, by promoting such officers’ ownership of Orthofix stock and through other equity-based awards.  The following table sets forth, as of the date hereof, each of our named executive officer’s aggregate economic exposure to Orthofix stock via shares owned directly, outstanding restricted stock (consisting of both unvested time-based and unvested performance-based awards) and outstanding stock options (both vested and unvested, and in-the-money and out-of-the-money):

Directors and Named Executive Officers	Unrestricted Shares Owned	Restricted Shares Owned (1)	Vested Stock Options (2)	Unvested Stock Options (2)	Total Shares/Options
Bradley R. Mason	37,150	93,450	37,317	232,050	399,967
Doug Rice	6,347	26,962	4,938	28,087	66,334
Jeffrey M. Schumm	9,330	48,736	98,613	35,787	192,466
Michael M. Finegan	7,075	31,699	128,575	29,225	196,574
Davide Bianchi	11,738	26,949	10,901	28,599	78,187

(1) Reflects unvested shares of (i) time-based vesting restricted stock and (ii) performance vesting restricted stock. In the case of performance vesting restricted stock, the amount reflected does not include performance share units that may convert into shares of common stock if performance is achieved above the 100% threshold.

(1) Reflects both in-the-money and out-of-the-money stock options.

Equity Award Approval Process

The Committee’s date of approval of a stock option or restricted stock grant is typically the second quarterly in-person Board meeting of the fiscal year. The grant date of a stock option or restricted stock is on or after the approval date. Actual grant dates are determined, among other factors, in accordance with past practice for annual grants, the Committee’s determination of an appropriate grant date, as well as our communications policy. Under this policy, employees are alerted to their option grants and grants of restricted stock. We also take into account that approvals may be required in advance of expected acquisitions, new hires or other transactions. For example, in connection with expected new hires, the grant approval may be included in an offer letter even though the actual date of grant is typically not until the employee’s first day of employment. Our policy, in accordance with the terms of the 2012 LTIP, is that the closing price of the stock on the date of grant will be used to price stock options.

Generally, the Committee’s approval of annual stock option and restricted stock grants occurs at a time when the Company’s insider trading window for executives is open. However, in the event that grants are made when such window is closed, the Committee does not seek to affect the value of grants by timing them in relation to the release or non-release of material public information.

Stock Purchase Plan

Our SPP, as amended, provides for the issuance of shares of our common stock to eligible employees and directors of the Company and its subsidiaries that elect to participate in the plan and acquire shares of our common stock through payroll deductions (including executive officers). During each purchase period, eligible individuals may designate between 1% and 25% (or any other percentage as determined by the Compensation Committee) of their cash compensation to be deducted from that compensation for the purchase of common stock under the plan. Under the plan, the purchase price for shares is equal to the lower of: (i) 85% of the fair market value per share on the first day of the plan year, or (ii) 85% of the fair market value of such shares on the last day of the plan year. The plan year begins on January 1 and ends on December 31. Elections must be made prior to the beginning of each plan year, except in the case of newly appointed directors, who may elect to contribute within 30 days after becoming a director. As amended, up to a total of 1,850,000 shares may be issued under the SPP. As of April 25, 2016, 464,831 shares remain available to be issued under the SPP.

Other Compensation

Deferred Compensation Plan

Between 2007 and 2010, certain of our executive officers deferred a portion of their earnings through our Deferred Compensation Plan. Since 2011, we have not permitted any further contributions to this plan; however, some of our executives continue to hold vested balances under the plan relating to prior contributions. (See “Deferred Compensation.”) The plan is intended to be an unfunded plan under the provisions of the Employee Retirement Income Security Act (“ERISA”). However, our subsidiary, Orthofix Holdings, Inc., has established a rabbi trust to provide funds for the payment of benefits under the plan and has previously made discretionary contributions to the rabbi trust in amounts equal to the compensation previously deferred by plan participants. While the rabbi trust is an asset of Orthofix Holdings, Inc. and can be revoked by Orthofix Holdings, Inc. at any time, upon a change of control, the rabbi trust will become irrevocable and must be used to pay plan benefits. Further, if a change of control occurs, Orthofix Holdings, Inc. must make a contribution to the rabbi trust in an amount that is sufficient to pay all plan benefits and the projected fees and expenses of the trustee of the rabbi trust. It is intended that the terms of the plan will be interpreted and applied to comply with Section 409A of the Internal Revenue Code.

For record keeping purposes, accounts are maintained for each participant to reflect the amount of his or her hypothetical earnings or losses on the prior deferrals based on designations previously made by the applicable participant. These designations allocate balances among the various independently established funds and indexes chosen by the plan administrator, or measurement funds, to measure hypothetical earnings and losses on the deferred amounts. The balance credited to each participant’s account is adjusted periodically to reflect the hypothetical earnings and losses. We are not obligated to invest any amount credited to a participant’s account in such measurement funds or in any other investment funds.

A participant who previously made contributions to the plan may elect to receive an in-service distribution of the balance credited to his or her plan account in a lump sum or in a series of annual installments over a one, three, five or ten-year period. In the event a participant terminates employment with us for any reason other than retirement or death, the participant will receive a distribution of the entire amount credited to his account in a single lump sum. In the case of a termination due to retirement or in the case of a change of control, the participant can elect to receive either a single lump sum or a series of annual installments over a one, three, five or ten year period. In the case of a termination due to death or if a participant experiences a disability, the balance credited to the participant’s account will be paid out in a single lump sum, unless installment payments have already begun at the time a participant dies. In such a case, such installments shall be continued as originally elected unless the participant’s beneficiary is a trust or estate, in which case the remaining balance will be paid in a lump sum.

Perquisites and Other Personal Benefits

Our executive officers are entitled to or may otherwise be the beneficiaries of certain limited perquisites including a car allowance, reimbursement for tax preparation expenses and an annual physical exam. In addition, our executive officers and directors are entitled to reimbursement of expenses relating to their spouse’s travel in connection with no more than one Board meeting per year. We do not consider any of these significant or out of the ordinary course for similarly situated companies.

Other Plans

Executive officers participate in our 401(k) plan on the same basis as other similarly situated employees. Other than the Orthofix Deferred Compensation Plan, we do not have a long-term retirement plan or other deferred compensation plan.

Employment and Other Agreements with the Company

Each of our named executive officers works pursuant to written employment agreements with our wholly owned subsidiary, Orthofix Inc. (except for Mr. Bianchi, whose agreement is with the Company). These agreements generally include a term of employment, renewal terms, base salary and bonus provisions, eligibility for equity incentive compensation, benefits and restrictive provisions (non-competition, non-solicitation, confidentiality and invention assignment), as well as a variety of payments depending on the circumstances surrounding the executive officer’s separation from the Company.

Our employment agreements are also intended as a retention tool for senior executive officers and to remove some of the uncertainty surrounding potential change of control transactions. To that end, the agreements provide for certain payments upon termination (e.g., without cause, for good reason, etc.), which payments increase in certain instances following a change of control. For instance, following a change of control, the amount payable for termination without cause or for good reason generally increases by 50%. With respect to a change of control, most agreements provide for a “double-trigger” so that a change of control itself does not trigger any cash payments. However, under separate stock option and restricted stock agreements granted prior to 2016, stock options and shares of restricted stock immediately vest upon a change of control without reliance on any other triggering event.  The Compensation Committee recently approved a resolution whereby, beginning in 2016, all new equity incentive grants made under our 2012 Long-Term Incentive will be subject to double-trigger vesting, such that any awards assumed by an acquirer in a change of control situation will only accelerate upon a subsequent “double-trigger” termination of employment event occurring within 12 months of the change of control. The employment agreements, 2004 LTIP and 2012 LTIP each provide specified definitions of what constitutes a “change of control.”

All officers receiving full employment agreements and selected other executive officers or employees that are exposed to legal risk in the performance of their employment, as well as all directors, also receive indemnity agreements from the Company. See “Agreements with Named Executive Officers” for more information on the terms of particular employment agreements.

Compensation Recoupment (Clawback) Policy

In December 2012, we adopted a compensation recoupment, or “clawback” policy, which applies to all of our executive officers. Under this policy, if we are required to prepare an accounting restatement due to material noncompliance by Orthofix, as a result of misconduct, with any financial reporting requirement under the securities laws, each executive officer is required to reimburse us for (i) any bonus or other incentive-based or equity-based compensation received by such executive officer during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document embodying such financial reporting requirement, and (ii) any profits realized from the sale of our securities of during that 12-month period.

Compliance with Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation payments to certain of our named executive officers in excess of $1 million per year per person, unless certain requirements are met. Although compensation paid to the named executive officers has historically not exceeded deductibility limits under Section 162(m) of the Internal Revenue Code, to the extent that it is practicable and consistent with our executive compensation philosophy, we intend to comply with Section 162(m) of the Internal Revenue Code. The financial component program described on page 22, which consists of cash performance-based bonus awards made pursuant to our 2012 LTIP, as well as our performance-based vesting restricted stock awards is each based on goals determined by the Committee consistent with performance measures described in the 2012 LTIP. Because the 2012 LTIP was approved by our shareholders, to the extent that the Company complies with other various requirements under Section 162(m) of the Code, the compensation paid pursuant to performance measures may be deductible by the Company even if such compensation exceeds $1 million per person for such year. If compliance with Section 162(m) of the Internal Revenue Code conflicts with our compensation philosophy or is determined not to be in the best interest of our shareholders, the Committee will abide by our compensation philosophy.

 REPORT OF COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the members of management of the Company and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

The Compensation Committee

Dr. Guy J. Jordan, Committee Chair
Anthony F. Martin, PhD
Michael E. Paolucci

 SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned by or paid to our named executive officers for each of the last three fiscal years during which the officer was a named executive officer.

Name and Principal Position (a)	Year (b)	Salary ($)(1) (c)	Bonus ($)(2) (d)		Stock Awards ($)(3) (e)	Option Awards ($)(3) (f)	Non-Equity Incentive Plan Compensation ($)(4) (g)	All Other Compensation ($) (h)		Total ($) (i)
Bradley R. Mason - President and	2015	689,192	—		1,659,312	473,680	710,656	26,825	(5)	3,559,665
Chief Executive Officer	2014	610,769	—		1,714,625	486,332	612,186	26,097	(6)	3,450,009
since March 13, 2013	2013	452,846	—		388,200	2,150,250	—	21,900	(7)	3,013,196
Doug Rice - Chief Financial Officer	2015	337,500	—		795,153	226,407	172,368	22,520	(8)	1,553,948
	2014	91,346	47,000	(9)	265,620	99,520	16,098	5,648	(10)	525,232
Jeffrey M. Schumm - Chief	2015	408,214	—		941,614	146,073	208,663	26,263	(11)	1,730,827
Administrative Officer, General	2014	381,787	225,000	(12)	560,063	176,379	183,524	22,541	(13)	1,549,294
Counsel, and Corporate Secretary	2013	354,969	100,000	(14)	408,375	152,752	—	22,269	(15)	1,038,365
Michael M. Finegan - Chief	2015	403,412	—		402,408	114,872	206,151	24,382	(16)	1,151,225
Strategy Officer	2014	380,911	225,000	(17)	402,375	126,720	183,091	24,167	(18)	1,342,264
	2013	359,994	100,000	(19)	408,375	152,752	—	22,248	(20)	1,043,369
Davide Bianchi - President,	2015	359,506	—		402,408	114,872	147,415	73,581	(22)	1,097,782
Global Extremity Fixation	2014	365,936	189,372		402,375	126,720	175,844	74,295	(23)	1,334,542
since July 2013 (21)	2013	364,158	73,029	(24)	218,240	169,384	—	67,976	(25)	892,787

(1) Amounts include salary deferred and further described in “Deferred Compensation.”

(2) 2015 amounts described in “Compensation Discussion & Analysis – Elements of Executive Compensation – Other Bonus Payments.

(3) Amounts shown do not reflect compensation actually received. Instead, the amounts shown are the aggregate grant date fair value of equity awards, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (formerly known as Statement of Financial Accounting Standards No. 123(R)), or ASC 718.

(4) Amounts shown reflect cash bonuses paid in 2016, 2015 and 2014 for performance in 2015, 2014 and 2013, respectively, pursuant to our annual incentive program. Our annual incentive program with respect to the 2015 fiscal year , including the Committee’s criteria for determining the amounts awarded with respect to the 2016 fiscal year, are described above under “Compensation Discussion and Analysis – Elements of Executive Compensation – Cash Performance-Based Incentives – Annual Incentive Program.”

(5) Reflects $10,800 for car allowance, $10,600 for 401k matching and $5,017 and $408 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.

(6) Reflects $10,800 for car allowance, $10,400 for 401k matching and $4,441 and $456 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.

(7) Reflects $8,652 for car allowance, $10,200 for 401k matching and $2,744 and $304 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.

(8) Reflects $10,800 for car allowance, $10,600 for 401k matching and $788 and $332 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.

(9) Reflects a $10,000 hiring bonus and a guaranteed bonus of $37,000 (which represents 35% of his pro-rated annual base salary during 2014)

(10) Reflects $3,510 for car allowance, $2,000 for 401k matching and $76 and $62 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.

(11) Reflects $10,800 for car allowance, $10,600 for 401k matching, $3,500 for an employee hire referral fee (under a referral program available to all employees) and $981 and $382 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.

(12) Reflects a special retention bonus of $225,000 approved in February 2014 of which 50% was paid to Mr. Schumm in March 2014 and the remainder in September 2015.

(13) Reflects $10,800 for car allowance, $10,400 for 401k matching and $913 and $428 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.

(14) Reflects a bonus of $100,000 paid to Mr. Schumm in 2013 in recognition of his work over several years culminating in the settlement of several outstanding government investigation matters.

(15) Reflects $10,800 for car allowance, $10,200 for 401k matching and $842 and $427 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.

(16) Reflects $10,800 for car allowance, $10,600 for 401k matching, $1,663 in disability benefits, and $968 and $351 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.

(17) Reflects a special retention bonus of $225,000 approved in February 2014 of which 50% was paid to Mr. Finegan in March 2014 and the remainder in September 2015.

(18) Reflects $10,800 for car allowance, $10,400 for 401k matching, $1,664 in disability benefits, and $911 and $392 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.

(19) Reflects a bonus of $100,000 paid to Mr. Finegan in connection with his promotion in June 2013 to Chief Strategy Officer.

(20) Reflects $10,800 for car allowance, $10,200 for 401k matching and $856 and $392 for insurance premiums paid by, or on behalf of, the Company with respect to group term and term life insurance, respectively.

(21) Mr. Bianchi is compensated in Swiss Francs. Amounts shown in table reflect compensation amounts as converted to U.S. Dollars using the average exchange rate in effect during the 2015 calendar year of 1.0369.

(22) Reflects $27,330 for car and travel allowance and $46,251 for retirement matching.

(23) Reflects $26,092 for car and travel allowance and $48,203 for retirement matching.

(24) Reflects a discretionary bonus of approximately $73,000 awarded to Mr. Bianchi, who joined the Company in July 2013. This bonus was approved in recognition of his individual performance during 2013. In approving this bonus, the Committee took note that (i) Mr. Bianchi joined the Company after the goals for the 2013 annual incentive plan were established and (ii) he was not employed by the Company during two quarterly periods that significantly affected the Company not reaching the 2013 annual incentive plan targets.

(25) Reflects $26,484 for car and travel allowance and $41,492 for retirement matching.

 GRANTS OF PLAN-BASED AWARDS

The following table provides information regarding plan-based awards that were granted to our named executive officers during the fiscal year ended December 31, 2015.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold ($)(2)	Target ($)(3)	Maximum ($)(4)	All Other Stock Awards (#)(5)	All Other Option Awards (#)(6)	Equity Exercise or Base Price of Option Awards ($/Sh)(7)	Grant Date Fair Value of Stock and Option Awards ($)(8)
Bradley R.		415,635	831,250	1,246,875	—	—	—	—	—	—	—
Mason	06/30/2015	—	—	—	16,700	33,400	50,100	—	—	—	1,106,208
	06/30/2015	—	—	—	—	—	—	16,700	—	—	553,104
	06/30/2015	—	—	—	—	—	—	—	50,100	33.12	473,680
Doug		97,500	195,000	292,500	—	—	—	—	—	—	—
Rice	04/24/2015	—	—	—	—	—	—	9,750	—	—	355,485
	04/24/2015	—	—	—	—	—	—	—	9,750	36.46	100,897
	06/30/2015	—	—	—	4,425	8,850	13,275	—	—	—	293,112
	06/30/2015	—	—	—	—	—	—	4,425	—	—	146,556
	06/30/2015	—	—	—	—	—	—	—	13,275	33.12	125,510
Jeff		118,030	236,060	354,090	—	—	—	—	—	—	—
Schumm	03/11/2015	—	—	—	—	—	—	13,000	—	—	429,910
	06/30/2015	—	—	—	5,150	10,300	15,450	—	—	—	341,136
	06/30/2015	—	—	—	—	—	—	5,150	—	—	170,568
	06/30/2015	—	—	—	—	—	—	—	15,450	33.12	146,073
Michael M.		116,609	233,218	349,827	—	—	—	—	—	—	—
Finegan	06/30/2015	—	—	—	4,050	8,100	12,150	—	—	—	268,272
	06/30/2015	—	—	—	—	—	—	4,050	—	—	134,136
	06/30/2015	—	—	—	—	—	—	—	12,150	33.12	114,872
Davide		113,074	226,148	339,222	—	—	—	—	—	—	—
Bianchi	06/30/2015	—	—	—	4,050	8,100	12,150	—	—	—	268,272
	06/30/2015	—	—	—	—	—	—	4,050	—	—	134,136
	06/30/2015	—	—	—	—	—	—	—	12,150	33.12	114,872

(1) Amounts shown represent the threshold, target and maximum amounts that could have been earned for fiscal year 2015 by each Named Executive Officer under our annual performance-based incentive compensation program. The actual amounts earned by each Named Executive Officer are included in the fiscal year 2015 “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above and discussed under “Cash Performance-Based Incentives – Annual Incentive Program” above. (2) 2015 amounts described in “Compensation Discussion & Analysis – Elements of Executive Compensation – Other Bonus Payments.

(2) Amounts shown represent the threshold amount in shares earned based on performance with respect to fiscal year 2018, assuming target amount is not achieved in fiscal year 2016 or fiscal year 2017.  No shares will be issued for performance below the target level for fiscal years 2016 or 2017.

(3) Amounts shown represent the target amount in shares earned if the target performance goals are achieved with respect to any of the fiscal years 2016, 2017 or 2018.

(4) Amounts shown represent the maximum amount in shares earned based on performance with respect to fiscal year 2018. No shares (above the target amount of shares) will be issued for performance above the target level for fiscal years 2016 or 2017.

(5) Amounts shown include awards of time-based restricted stock granted in 2015 under the 2012 LTIP. Such shares will vest ratably over four years (subject to certain acceleration provisions, as discussed under “Potential Payments upon Termination or Change in Control” below).

(6) Amounts shown include awards of stock options granted in 2015 under the 2012 LTIP. Such options will vest ratably over four years (subject to certain acceleration provisions, as discussed under “Potential Payments upon Termination or Change in Control” below).

(7) The exercise price of the stock options is equal to the closing price of the common stock on the grant date.

(8) Amounts shown reflect the grant date fair value of equity awards, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (formerly known as Statement of Financial Accounting Standards No. 123(R)), or ASC 718.

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information about the number of outstanding equity awards held by our named executive officers at December 31, 2015.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan: Number of Unearned Shares, Units or Other Rights that have not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested($)
Bradley R.	20,000	—		38.11	6/30/2016	—		—	—		—
Mason	6,667	—		44.97	6/29/2017	—		—	—		—
	—	75,000	(3)	38.82	3/13/2023	—		—	—		—
	—	75,000	(4)	38.82	3/13/2023	—		—	—		—
	10,650	31,950	(5)	36.25	6/30/2024	—		—	—		—
	—	50,100	(6)	33.12	6/30/2025	—		—	—		—
	—	—		—	—	10,000	(7)	392,100	—		—
	—	—		—	—	2,917	(8)	114,376	—		—
	—	—		—	—	11,850	(9)	464,639	—		—
	—	—		—	—	16,700	(10)	654,807	—		—
	—	—		—	—	—		—	31,500	(11)	1,235,115
	—	—		—	—	—		—	33,400	(11)	1,309,614
Doug Rice	2,500	7,500	(12)	32.28	9/4/2024	—		—	—		—
	—	9,750	(13)	36.46	4/24/2025	—		—	—		—
	—	13,275	(6)	33.12	6/30/2025	—		—	—		—
	—	—		—	—	1,875	(14)	73,519	—		—
	—	—		—	—	4,500	(15)	176,445	—		—
	—	—		—	—	9,750	(16)	382,298	—		—
	—	—		—	—	4,425	(10)	173,504	—		—
	—	—		—	—	—		—	8,850	(11)	347,009
Jeffrey M.	7,500	—		50.99	1/16/2017	—		—	—		—
Schumm	15,000	—		28.95	6/30/2018	—		—	—		—
	2,500	—		10.42	11/21/2018	—		—	—		—
	10,000	—		23.58	7/25/2019	—		—	—		—
	11,000	—		29.23	2/15/2021	—		—	—		—
	25,000	—		41.37	2/15/2022	—		—	—		—
	15,000	—		39.66	6/25/2022	—		—	—		—
	8,750	8,750	(17)	21.78	9/26/2023	—		—	—		—
	3,863	11,587	(5)	36.25	6/30/2024	—		—	—		—
	—	15,450	(6)	33.12	6/30/2025	—		—	—		—
	—	—		—	—	9,374	(18)	367,555	—		—
	—	—		—	—	3,862	(9)	151,429	—		—
	—	—		—	—	13,000	(19)	509,730	—		—
	—	—		—	—	5,150	(10)	201,932	—		—
	—	—		—	—	—		—	10,300	(11)	403,863
	—	—		—	—	—		—	10,300	(11)	403,863

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan: Number of Unearned Shares, Units or Other Rights that have not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested($)
Michael M.	50,000	—		38.11	6/29/2016	—		—	—		—
Finegan	22,300	—		44.97	6/29/2017	—		—	—		—
	20,000	—		28.95	6/30/2018	—		—	—		—
	10,000	—		23.49	8/19/2018	—		—	—		—
	5,000	—		18.44	2/23/2019	—		—	—		—
	20,000	—		25.01	6/30/2019	—		—	—		—
	20,000	—		25.01	7/25/2019	—		—	—		—
	13,000	—		29.23	2/15/2021	—		—	—		—
	12,500	—		41.37	2/15/2022	—		—	—		—
	23,000	—		39.66	6/25/2022	—		—	—		—
	8,750	8,750	(17)	21.78	9/26/2023	—		—	—		—
	2,775	8,325	(5)	36.25	6/30/2024	—		—	—		—
	—	12,150	(6)	33.12	6/30/2025	—		—	—		—
	—	—		—	—	9,374	(18)	367,555	—		—
	—	—		—	—	2,775	(9)	108,808	—		—
	—	—		—	—	4,050	(10)	158,801	—		—
	—	—		—	—	—		—	7,400	(11)	290,154
	—	—		—	—	—		—	8,100	(11)	317,601
Davide	5,000	5,000	(20)	28.49	7/22/2023	—		—	—		—
Bianchi	3,126	3,124	(17)	21.78	9/26/2023	—		—	—		—
	2,775	8,325	(5)	36.25	6/30/2024	—		—	—		—
	—	12,150	(6)	33.12	6/30/2025	—		—	—		—
	—	—		—	—	1,250	(21)	49,013	—		—
	—	—		—	—	3,374	(18)	132,295	—		—
	—	—		—	—	2,775	(9)	108,808	—		—
	—	—		—	—	4,050	(10)	158,801	—		—
	—	—		—	—	—		—	7,400	(11)	290,154
	—	—		—	—	—		—	8,100	(11)	317,601

(1) All options listed in this column were exercisable as of December 31, 2015.

(2) All options listed in this column were not exercisable as of December 31, 2015.

(3) These unvested options are subject to vesting the first date that the average closing price of the Common Shares on the Nasdaq Stock Market during the period of 22 trading dates ending on such date was $45 or greater.

(4) These unvested options are subject to vesting the first date that the average closing price of the Common Shares on the Nasdaq Stock Market during the period of 22 trading dates ending on such date was $50 or greater.

(5) One-third of these remaining unvested options are subject to vesting on each of June 30, 2016, 2017 and 2018.

(6) One-fourth of these remaining unvested options are subject to vesting on each of June 30, 2016, 2017, 2018 and 2019.

(7) These remaining unvested shares of restricted stock are subject to vesting on March 13, 2016.

(8) One-half of these remaining unvested shares of restricted stock vested on each of January 27, 2016 and February 27, 2016.

(9) One-third of these remaining unvested shares of restricted stock are subject to vesting on each of June 30, 2016, 2017 and 2018.

(10) One-fourth of these remaining unvested shares of restricted stock are subject to vesting on each of June 30, 2016, 2017, 2018 and 2019.

(11) These remaining unvested shares of restricted stock are subject to vesting upon meeting certain EBITDA or ROIC based performance targets.

(12) One-third of these remaining options are subject to vesting on each of September 4, 2016, 2017 and 2018.

(13) One-fourth of these remaining unvested options are subject to vesting on each of April 24, 2016, 2017, 2018 and 2019.

(14) One-third of these remaining unvested shares of restricted stock are subject to vesting on each of September 4, 2016, 2017 and 2018.

(15) One-third of these remaining unvested shares of restricted stock are subject to vesting on each of October 3, 2016, 2017 and 2018.

(16) One-fourth of these remaining unvested shares of restricted stock are subject to vesting on each of April 24, 2016, 2017, 2018 and 2019.

(17) One-half of these options are subject to vesting on each of September 26, 2016 and 2017.

(18) One-half of these remaining unvested shares of restricted stock are subject to vesting on each of September 26, 2016 and 2017.

(19) One-fourth of these remaining unvested shares of restricted stock are subject to vesting on each of March 11, 2016, 2017, 2018 and 2019.

(20) One-half of these options are subject to vesting on each of July 22, 2016 and 2017.

(21) One-half of these remaining unvested shares of restricted stock are subject to vesting on each of July 22, 2016 and 2017.

For a summary of our standard option agreements, see “Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Equity-Based Incentives.” See also “Agreements with Named Executive Officers.”

 OPTION EXERCISES AND STOCK VESTED

The following table provides information about the number of shares issued upon option exercises, and the value realized on exercise, by our named executive officers during fiscal 2015.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(2) (e)
Bradley R. Mason	—	—	36,033	1,213,062
Doug Rice	—	—	2,125	74,200
Jeffrey M. Schumm	—	—	10,476	352,521
Michael M. Finegan	—	—	10,613	357,119
Davide Bianchi	—	—	3,238	108,792

(1) Value realized on exercise calculated based on the difference between the closing price of our common stock on the date of exercise and the option exercise price, multiplied by the number of shares exercised.

(2) Value determined by multiplying the number of vested shares by the closing price of our common stock on the vesting date.

 DEFERRED COMPENSATION

The following table provides information about the amount of compensation deferred by our named executive officers at December 31, 2015. For any named executive officer not listed on the following table, no information was applicable. For more information about deferred compensation, see “Compensation Discussion and Analysis – Elements of Executive Compensation – Other Compensation – Deferred Compensation Plan.”

Name (a)	Executive Contributions in 2015 ($)(1) (b)	Executive Distributions in 2015 ($) (b)	Aggregate Earnings in 2015 ($) (d)	Aggregate Balance at December 31, 2015 ($)(2) (f)
Jeffrey M. Schumm	—	—	(333)	165,949
Michael M. Finegan	—	(43,911)	502	44,436

(1) Represents the dollar amount of salary set forth on the Summary Compensation Table, which the executive has deferred in accordance with the Deferred Compensation Plan.

(2) The amounts in the Aggregate Balance at December 31, 2015 column, other than earnings on deferred compensation and amounts described in footnote 1 above, have all been previously disclosed in Summary Compensation Tables in our prior proxy statements (to the extent the officer was a named executive officer in prior proxy statements).

 AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

Our employment agreements with our Named Executive Officers are described below.

Executive Employment Agreements with Named Executive Officers

Each of our named executive officers works pursuant to written employment agreements with our wholly owned U.S.-based subsidiary, Orthofix Inc. (except for Mr. Bianchi, whose employment is with the Company and whose agreement is governed by Swiss law). The agreements with Orthofix Inc. are each guaranteed by the Company.

Term

Each of the agreements with Orthofix Inc. provide for an initial term, with automatic one-year renewals on each anniversary thereafter unless either party notifies the other party of its intention not to renew within a specified time period prior to each renewal period. The current or renewal terms, as applicable, extend until July 1, 2016. These agreements provide that if a change of control (as that term is defined in each agreement) occurs within 2 years of the date on which the initial term expires, or during any renewal term, the agreement will automatically be extended for two years only from the change of control date (as that term is defined in each agreement).

Mr. Bianchi’s agreement provides for a term continuing until (i) either party terminates the agreement in accordance with its terms, (ii) he reaches the legal retirement age in Switzerland (currently age 65) or (iii) he retires due to disability.

Compensation

Under the agreements, each executive officer agrees to serve the Company and, if applicable, Orthofix Inc., in the capacities and for the compensation levels noted below. These dollar amounts reflect 2016 base salaries. Salary levels are reviewed annually by the Compensation Committee and may be further amended from time to time by the Committee. These salary levels may only be decreased if the decrease is the result of a general reduction affecting the base salaries of all other executive officers that does not disproportionately affect the executive officer and does not reduce the executive officer’s base salary to a rate that is less than 90% of the executive officer’s then current base salary amount.

Name	Title	Current Base Salary (annualized)
Bradley R. Mason	President and Chief Executive Officer	$700,000
Doug Rice	Chief Financial Officer	$345,000
Jeffrey M. Schumm	Chief Administrative Officer, General Counsel and Corporate Secretary	$401,303
Michael M. Finegan	Chief Strategy Officer	$396,500
Davide Bianchi	President, Global Extremity Fixation	CHF 353,632	(1)

(1) Mr. Bianchi is paid in Swiss Francs (CHF). Based on the average exchange rate to U.S. Dollars applicable during the 2015 fiscal year (1.0369), the amount shown would be $366,696.

Each of our named executive officer participates in our annual incentive program. For 2016, the amount that can be earned by each such executive officer under our annual incentive program will be based on the percentage of target Company-wide financial performance goals that are determined to have been met by the Compensation Committee, which can range from 50 to 150 percent. These goals will be based on the Company’s achievement of net sales and adjusted operating income results for the 2016 fiscal year. For 2016, the annual incentive program will be based entirely on company-wide metrics and will not include an individual-based component. The following table shows, for illustrative purposes, the bonus that each such executive officer is eligible to receive if 100% and 150%, respectively, of target performance goals are met for 2016:

Name(1)	Bonus as Percentage of Base Salary if 100% of Target Performance Goals Are Met	Bonus as Percentage of Base Salary if 150% of Target Performance Goals Are Met
Bradley R. Mason	100.0%	150.0%
Doug Rice	60.0%	90.0%
Jeffrey M. Schumm	60.0%	90.0%
Michael M. Finegan	60.0%	90.0%
Davide Bianchi	60.0%	90.0%

Amounts actually paid to each executive officer will depend on whether or not the various performance goals under the program are attained as determined by the Committee. For a more detailed explanation of the Company’s annual incentive program, including targets and determinations with respect to the 2015 fiscal year, see “Compensation Discussion & Analysis – Elements of Executive Compensation – Cash Performance Based Incentives – Annual Incentive Program” and “Summary Compensation Table.”

In addition, these executive officers are eligible to receive stock option and restricted stock grants under the 2012 LTIP or other stock-based compensation plans that we may establish from time to time, including participation in the SPP. Under the agreements, the executive officers and their eligible dependents will generally be entitled to participate in our employee benefit plans such as welfare benefit plans and savings and retirement plans to the same extent as other senior executive officers of the Company or by virtue of each executive officer’s position, salary, tenure and other qualifications. The agreements typically provide for a car allowance of $900 per month.

Termination

Each employment agreement may be terminated as follows:

•	By mutual written agreement of Orthofix and the executive officer;
•	Upon the executive officer’s death;
•

By Orthofix in the event the executive officer incurs a disability (as that term is defined in each agreement) for a continuous period exceeding 90 days or for a total of 180 days during any period of 12 consecutive months;

•	By the executive officer for “good reason” (as that term is defined in each agreement);
•	By Orthofix for “cause” (as that term defined in each agreement) or without cause; or
•	By the executive officer voluntarily.

For a description of potential payments upon termination or change of control, see “Potential Payments upon Termination or Change of Control – Potential Payments to Bradley R. Mason, Doug Rice, Jeffrey M. Schumm, Michael M. Finegan and Davide Bianchi.”

Section 280G

Generally, if it is determined that any amount or benefit payable to an executive officer under his agreement or otherwise in conjunction with his employment would give rise to liability of the executive officer for the excise tax imposed by Section 4999 of the Internal Revenue Code or any successor provision, then the amount of benefits payable to that executive officer shall be reduced by the Company to the extent necessary so that no portion is subject to those provisions. This reduction shall only be made if the net amount of payments, as so reduced (and after deduction of applicable federal, state, and local income and payroll taxes on the reduced payments other than the excise tax (as that term is defined in each agreement)) is greater than the excess of (1) the net amount of the payments, without reduction (but after making the above referenced deductions) over (2) the amount of excise tax to which the executive officer would be subject in respect of those payments.

Certain Other Provisions

The employment agreements contain confidentiality, non-competition and non-solicitation covenants effective so long as the executive officers are employees of Orthofix or any of its subsidiaries and for a period of one year after employment is terminated. The agreements also contain confidentiality and assignment of inventions provisions that last indefinitely. We paid all reasonable legal fees and expenses of each executive officer’s counsel in connection with the preparation and negotiation of each employment agreement, and are obligated to pay each executive’s reasonable attorneys’ and related fees, costs and expenses in certain circumstances in the event of a dispute.

Orthofix’s obligation to pay or provide any severance benefits under each agreement (other than any benefits as a result of death) is conditioned upon the executive officer signing a release of claims in favor of the Company and its affiliates by a specified date following separation from employment.

 POTENTIAL PAYMENTS UPON TERMINATION OR

 CHANGE OF CONTROL

Potential Payments to Bradley R. Mason, Doug Rice, Jeffrey M. Schumm, Michael M. Finegan and Davide Bianchi

Termination

Under their employment agreements, each of Mr. Mason, Mr. Rice, Mr. Schumm, Mr. Finegan and Mr. Bianchi is generally entitled to receive the following in the event of termination as a result of death, disability, for good reason or without cause:

•	Any amounts actually earned or owing through the date of termination (such as base salary, incentive compensation or accrued vacation) payable within 30 days after the date of termination.
•

The pro-rata amount of any bonus plan incentive compensation for the fiscal year of the executive’s termination of employment (based on the number of business days he was actually employed by the Company during the fiscal year in which the termination of employment occurs) that he would have received had his employment not been terminated during such year. This pro-rata amount is payable at the time such incentive compensation is paid to other senior executives of the Company (generally, before March 15 of the next year).

•

An amount equivalent to 100% of the executive officer’s Base Amount (150% of such amount if following a change of control) payable within 30 days after the date of termination calculated as set forth in the employment agreement. The timing of such payment may be modified in accordance with Section 409A of the Internal Revenue Code. This multiple increases as described below for payments triggered following a change of control. ”Base Amount” means an amount equal to the sum of:

(1)	the executive officer’s annual base salary at the highest annual rate in effect at any time during the term of employment; and
(2)

the greater or lesser, depending on the executive officer, of (a) the executive officer’s target bonus in effect during the fiscal year in which termination of employment occurs, or (b) the greater of (i) the average of his annual bonuses actually earned for the two years ending immediately prior to the year in which termination of employment occurs or (ii) the average of his annual bonuses actually earned for the two years ending immediately prior to the change of control or potential change of control (as those terms are defined in the employment agreement), in each case with adjustments made for eligibility and any partial years.

•

Continuation of certain basic employee group welfare benefits (but not pension, retirement, profit-sharing, severance or similar compensatory benefits) for the executive and his or her dependents substantially similar to those being received immediately prior to termination for a limited amount of time.

•	A range of $12,500 to $25,000, depending on the executive, for outplacement fees incurred following the date of termination.

See “Executive Compensation – Compensation Discussion and Analysis – Elements of Executive Compensation – Other Compensation – Deferred Compensation Plan” for a discussion of payments pursuant to the Deferred Compensation Plan upon termination of employment.

Change of Control

Our employment agreements provide for a “double-trigger” so that a change of control (as that term is defined in the agreement) alone does not grant the executive officer any specific right to terminate his employment agreement or receive severance benefits, but as noted above, it can result in increased payments in the event of termination for good reason or without cause during the change of control period (as that term is defined in the employment agreement). The agreements do not alter any rights the executive officers may have under separate stock-based compensation plans or agreements with the Company, and which generally provide that all stock options immediately vest upon a change of control (as that term is defined under the 2004 LTIP and 2012 LTIP) without reliance on any other triggering event.

See “Compensation Discussion and Analysis – Elements of Executive Compensation – Other Compensation – Deferred Compensation Plan” for a discussion of payments pursuant to the Deferred Compensation Plan upon a change of control.

Estimated Payments

The following table reflects the estimated payments and benefits that would be provided to each of Mr. Mason, Mr. Rice, Mr. Schumm, Mr. Finegan and Mr. Bianchi upon his termination or upon a change of control pursuant to the terms of his respective employment agreements and related stock option agreements. For purposes of this table, we assume that the triggering event took place on December 31, 2015, and the price per share of our common stock was $39.21, the closing market price as of that date. For any triggering event that presupposes a change of control, we assume a change of control has so occurred.

Name	Triggering Event	Lump Sum Severance Payment ($)		Value of Stock- Based Rights ($)		Value of Welfare Benefits ($)	Fees and Expenses of Out-placement Firm ($)		Total ($)
Bradley R. Mason	Termination for death, disability, good reason or without cause	971,093		—		15,816	12,500		999,409
	Termination for cause or voluntary termination	—		—		—	—		—
	Change of control	—		4,628,831		—	—		4,628,831
	Termination for good reason or without cause within a change of control period	1,456,640		—		23,723	12,500		1,492,863
Doug Rice	Termination for death, disability, good reason or without cause	341,098		—		12,410	12,500		366,008
	Termination for cause or voluntary termination	—		—		—	—		—
	Change of control	—		1,312,406		—	—		1,312,406
	Termination for good reason or without cause within a change of control period	511,647		—		18,616	12,500		542,763
Jeffrey M. Schumm	Termination for death, disability, good reason or without cause	485,196		—		16,178	12,500		513,874
	Termination for cause or voluntary termination	—		—		—	—		—
	Change of control	—		2,319,272		—	—		2,319,272
	Termination for good reason or without cause within a change of control period	727,794		—		24,267	12,500		764,561
Michael M. Finegan	Termination for death, disability, good reason or without cause	932,873		1,494,066		26,221	25,000		2,478,160
	Termination for cause or voluntary termination	—		—		—	—		—
	Change of control	—		1,494,066		—	—		1,494,066
	Termination for good reason or without cause within a change of control period	1,399,309		—		26,221	25,000		1,450,530
Davide Bianchi	Termination for death, disability, good reason or without cause	447,428	*	—		—	11,925	*	459,353	*
	Termination for cause or voluntary termination	—		—		—	—		—
	Change of control	—		1,263,357	*	—	—		1,263,357	*
	Termination for good reason or without cause within a change of control period	671,142	*	—		—	11,925	*	683,067	*

* Assumes Swiss Francs are converted to U.S. Dollars using the average exchange rate in effect during the 2015 calendar year of 1.0369.

 DIRECTOR COMPENSATION

Directors are elected each year at the Annual General Meeting, which is usually held in June. Other director appointments occur from time to time as determined by the Board, for instance, in the event of vacancies on the Board resulting from a director’s death, resignation or retirement.

Employee directors, such as Mr. Mason, are not provided any additional compensation for their service as a director. Non-employee directors (other than the Chairman) are paid an aggregate annual cash retainer of $60,000 for service as a director and member of any committees of the Board on which such director sits. In addition, such directors receive an additional annual cash retainer of $10,000 if he or she also serves as the Chair of the Compensation, Compliance or Nominating and Governance Committee, and $15,000 if he or she serves as the Chair of the Audit and Finance Committee. The Chairman is paid an annual retainer of $150,000 for service in this role.

Non-employee directors also receive annual grants under our 2012 LTIP. Under our current practice, we provide each director (other than the Chairman) a grant of 30,000 four-year vesting stock options at the time such director joins the Board. An annual grant of shares of restricted stock is also provided to directors. In 2015, the Committee recommended to the Board that annual grants of restricted stock be made on a fixed value basis rather than the previous approach of a fixed share basis. For 2015, the annual grant consisted of 5,000 shares of one-year vesting restricted stock, which amount was approved after consultation with our compensation consultant and review of our director compensation philosophy described below. The number of shares of restricted stock we grant may change year-to-year to provide compensation consistent with our director compensation philosophy. The Chairman, who joined the Board in 2014, received a grant of 30,000 three-year vesting stock options and 8,000 shares of one-year vesting restricted stock at the time he joined the Board in March 2014, and also received an annual grant of 8,000 shares of one-year vesting restricted stock. Lilly Marks received a grant of 30,000, four-year vesting stock options, and 6,500 one-year vesting restricted stock at the time she joined the Board.

We do not normally pay meeting fees; however, as a result of the heavy workload undertaken over the last two years, in particular by our Audit and Finance Committee members, we adopted a policy beginning in 2014 to pay fees of $1,500 per meeting for each Board or committee meeting that exceeds the applicable annual average number of meetings for the Board or such committee, as applicable, during the preceding three years. In March 2016, the Committee recommended to the Board that meeting fees be discontinued going forward, and none of our current directors received such fees for committee work performed in 2015.

The Board has adopted a director compensation philosophy providing for a 75th percentile of our peer group goal for total director compensation, with such compensation being based on a mix of cash and equity. The philosophy targets cash compensation at the 50th percentile of the peer group and restricted stock of sufficient value to bring the total director compensation to the 75th percentile of the peer group. Current Board compensation levels were determined by the Committee and recommended to the Board based upon consideration of a compensation analysis performed by Willis Towers Watson in June 2015, which included a competitive market analysis to determine competitive compensation levels for our directors. Willis Towers Watson’s analysis concluded that the Board’s cash fees were in line with its philosophy, but that our equity-based compensation for directors under a fixed share guideline exceeded the 75th percentile. As such, the Committee has recommended to the Board a change in equity granting approach under which the Board of Directors equity grant will now be aligned with the 75th percentile on a fixed value basis.

Each director may elect at the time of election to the Board or at a subsequent increase in fees to have their director fee paid either in U.S. Dollars or in the director’s local currency. If a director does not elect to have his or her director fee paid in his local currency, the Company will pay the director fee in U.S. Dollars. Directors are eligible to participate in our health and welfare programs on substantially the same terms as our other employees. In addition, directors are each offered the opportunity to enter into a director indemnification agreement.

The following table provides information regarding compensation to non-employee directors who served during the fiscal year ended December 31, 2015.

Name(1)	Fees Earned or Paid in Cash ($)	Restricted Stock Awards (Number of Shares Granted)(1)		Grant Date Fair Value of Restricted Stock Awards ($)(2)		Option Awards(1)		Grant Date Fair Value of Option Awards ($)		All Other Compensation ($)	Total ($)
Ronald A. Matricaria	150,000	8,000	(3)	264,960	(3)	—		—		—	414,960
Luke Faulstick	70,000	5,000	(4)	165,600	(4)	—		—		—	235,600
James F. Hinrichs	75,000	5,000	(4)	165,600	(4)	—		—		—	240,600
Dr. Guy J. Jordan	70,000	5,000	(4)	165,600	(4)	—		—		—	235,600
Lilly Marks	30,879	6,500	(5)	215,280	(5)	30,000	(6)	284,593	(6)		530,752
Anthony F. Martin	60,000	5,000	(4)	165,600	(4)	—		—		—	225,600
Maria Sainz	70,000	5,000	(4)	165,600	(4)	—		—		—	235,600
Davey S. Scoon	35,522	—		—		—		—		—	35,522

(1) The following table shows the number of shares subject to outstanding and unexercised option awards and the number of shares subject to outstanding shares of restricted stock held by each of the non-employee directors serving during 2015 as of December 31, 2015.

Director	Number of Shares Subject to Outstanding Stock Options as of 12/31/15	Number of Shares Subject to Outstanding Restricted Stock Awards as of 12/31/15
Ronald A. Matricaria	30,000	8,000
Luke Faulstick	30,000	5,000
James F. Hinrichs	30,000	5,000
Dr. Guy J. Jordan	16,000	6,750
Lilly Marks	30,000	6,500
Anthony F. Martin	30,000	5,000
Maria Sainz	—	6,750
Davey S. Scoon	—	—

(2) Amounts shown reflect the grant date fair value of equity awards, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (formerly known as Statement of Financial Accounting Standards No. 123(R)), or ASC 718.

(3) Represents annual grant of 8,000 shares of one-year vesting restricted stock on June 30, 2015.

(4) Represents annual grant of 5,000 shares of one-year vesting restricted stock on June 30, 2015.

(5) Represents a grant of 6,500 shares of one-year vesting restricted stock on June 30, 2015 following appointment to the Board on June 25, 2015.

(6) Represents a grant of 30,000 stock options upon appointment to the Board on June 25, 2015 with four year vesting.

 EQUITY COMPENSATION PLAN INFORMATION

Our primary equity compensation plan in prior years had been the 2004 LTIP until 2012, when our shareholders approved the 2012 LTIP, which is now our primary equity compensation plan. Some current and former executive officers continue to hold outstanding awards under our previous 2004 LTIP, although we no longer grant awards under this plan. All named executive officers are also eligible at their discretion to acquire shares of common stock pursuant to our SPP. Each of these has been approved by our shareholders. We have also made inducement grants of stock options to new employees in reliance on the NASDAQ exception to shareholder approval for such grants.  For more information on our equity compensation plans, see “Executive Compensation – Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Equity-Based Incentives.”

The following table provides aggregate information regarding the shares of our common stock that may be issued upon the exercise of options and rights under all of our equity compensation plans as of December 31, 2015.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options and Rights (#) (a)(1)		Weighted- Average Exercise Price of Outstanding Options and Rights ($) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#) (c)
Equity Compensation Plans Approved by Security Holders	1,262,602	(2)	$33.71	1,997,614	(3)
Equity Compensation Plans Not Approved by Security Holders	150,000	(4)	$38.82	—
Total	1,412,602		34.26	1,997,614

(1) This column includes stock options and restricted stock. The weighted-average exercise price in column (b) only relates to the exercise price of stock options because the restricted stock has no exercise price.

(2) Options were granted pursuant to the following plans: the 2004 LTIP and the 2012 LTIP. There are currently no more shares available for issuance under the 2004 LTIP.

(3) Included are 580,915 registered shares available for issuance pursuant to the SPP and 1,416,699 shares remaining available for grant under the 2012 LTIP, in each case as of December 31, 2015. Of the 580,915 shares that were available for issuance pursuant to the SPP as of such date, 116,084 of these shares were issued in January 2016 pursuant to plan contributions made during the 2015 fiscal year.

(4) Reflects inducement grant stock options granted in reliance on the NASDAQ exception to shareholder approval for equity grants to new hires.

 PROPOSAL 1: ELECTION OF DIRECTORS

The Board consists of nine seats, each of which is up for election at the Annual General Meeting. We have nominated Mr. Faulstick, Mr. Hinrichs, Dr. Jordan, Ms. Marks, Dr. Martin, Mr. Mason, Mr. Matricaria, Mr. Paolucci and Ms. Sainz to stand for election at the Annual General Meeting for these nine seats. Each seat will be elected for a one year term expiring at the 2017 annual general meeting of shareholders and/or until their successors have been elected.

We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his term, the Board may fill the vacancy until the next Annual General Meeting.

Directors Standing for Election

Luke Faulstick	Director

Mr. Faulstick, 52, joined the Board in September 2014. He has over 25 years of experience as a manufacturing executive and is a recognized expert on Lean Manufacturing and work culture. Mr. Faulstick is co-owner, President and Chief Executive Officer of Power Partners Inc. and formerly the Executive Vice President and Chief Operating Officer of DJO Global. He previously held senior operating management roles at Tyco Healthcare, Graphic Controls, Mitsubishi Consumer Electronics and Eastman Kodak. Under his leadership, DJO Global’s operations teams and manufacturing plants won numerous awards including the Shingo Prize for Operational Excellence, Industry Week’s Best Plants, and the Association of Manufacturing Excellence Operational Excellence Award. Mr. Faulstick received a Bachelor of Science Degree in Engineering from Michigan State University and a Master of Science Degree in Engineering from Rochester Institute of Technology. He previously served on the boards of Alphatec Spine and Microdental, as well as Chairman of the Board of the Association of Manufacturing Excellence. Currently he is a member of the Rady Children’s Hospital Foundation Board of Trustees and a Certified Board of Director through the UCLA Anderson School of Business.

The Board believes that Mr. Faulstick’s extensive experience as a manufacturing executive, operational knowledge and industry expertise as well as his previous and current board memberships, brings unique and valuable insight to the Board.

James F. Hinrichs	Director

Mr. Hinrichs, 48, was appointed to the Board in April 2014. Since April 2015, he has served as Executive Vice President and Chief Financial Officer of Alere Inc, a publicly traded diagnostic company. From December 2010 through March 2015, he served as Chief Financial Officer of CareFusion Corporation, a publicly traded medical technology company, prior to its sale to Becton Dickinson. He previously served as CareFusion’s Senior Vice President, Global Customer Support, from January 2010 to December 2010, and as its Senior Vice President, Controller, from January 2009 to January 2010. Prior to joining CareFusion when it was spun off from Cardinal Health, Inc., he worked since 2004 at Cardinal Health in various positions including Executive Vice President and Corporate Controller of Cardinal Health, and as Executive Vice President and Chief Financial Officer of its Healthcare Supply Chain Services segment. He joined Cardinal Health following over a decade of finance and marketing roles at Merck & Co. He holds undergraduate and graduate degrees in business from Carnegie Mellon University.

The Board believes that Mr. Hinrichs’ financial and accounting experience gained through the foregoing roles, including in particular his experience as a public company chief financial officer, provide important expertise to the Board and will, in particular, enable him to provide service and leadership as the Chair of the Company’s Audit and Finance Committee effective as of the Annual General Meeting.

Dr. Guy J. Jordan, PhD	Director

Dr. Jordan, 67, became a director of Orthofix in 2004. Most recently, from 1996 to 2002, Dr. Jordan served as a Group President at CR Bard, Inc., a medical device company, where he had strategic and operating responsibilities for Bard’s global oncology business and functional responsibility for all of Bard’s research and development. Dr. Jordan earned a PhD in organic chemistry from Georgetown University as well as an MBA from Fairleigh Dickinson University. He also currently serves on the board of Tangent Medical, Inc. a private health care company.

The Board believes that Dr. Jordan’s current and past experience as an executive and board member of several medical device companies, as well as his accomplished academic background, brings valuable insight to the Board. In addition, he provides relevant knowledge and understanding of public company governance and compensation issues.

Anthony F. Martin, PhD	Director

Dr. Martin, 61, was appointed to the Board in December 2013. Dr. Martin has more than 25 years of international experience in managing life science businesses in both executive and non-executive roles. Since 2006, he has been the Managing Partner at Anthony Martin Advisory, an entity that he founded and that specializes in providing strategic guidance and directorship roles to biopharmaceutical, life sciences research, medical device and diagnostic companies. He is currently the Non-Executive Chairman of Phico Therapeutics Ltd. and Peptinnovate Ltd., and a Non-Executive Director of Abcam plc. Dr. Martin is also the Chairman and a Trustee of The Martin Reach, a UK charitable incorporated organization.  He gained a doctorate in Immunology from the University of Manchester Medical School, a first class honors degree in Applied Chemistry from Huddersfield University, is a Fellow of the Royal Society of Medicine and a Member of the Institute of Directors. Dr. Martin has previously served as chief executive officer at a number of international life sciences and diagnostic businesses including British Bio-Technology Products ltd, Celsis International plc, AZUR Environmental, the molecular biology division of Invitrogen Corporation, and Molecular Probes Inc. He has also previously served as the Chairman of Immunodiagnostic Systems Holdings plc, NeuTec Pharma plc and Molecular Insight Pharmaceuticals Inc. and as a board member of Prelude Trust plc and Invitrogen Corporation. In addition, he previously served on the scientific advisory Board of Agilent Technologies.

The Orthofix board believes that Dr. Martin’s extensive experience as an international operational CEO, combined with his deep knowledge of the UK institutional shareholder base for medical companies and UK financing matters, adds significant value to the board as the Company seeks to grow its UK and European operations and market presence. The board also believes that his experience serving with both UK and US public companies brings added depth and a cross-border perspective with board governance matters.

Bradley R. Mason	Director (and President and Chief Executive Officer)

Mr. Mason, 62, has served as a director since the 2013 Annual General Meeting. Mr. Mason rejoined Orthofix in March 2013 as our President and Chief Executive Officer after previously serving as Group President, North America from June 2008 through October 2009, and as a Strategic Advisor from November 2009 through October 2010. Prior to being appointed as Group President, North America, he had served as a Vice President of the Company since December 2003, when the Company acquired Breg, Inc. Prior to its acquisition by Orthofix, Mr. Mason had served as President and Chairman of Breg, a company he principally founded in 1989 with five other shareholders. Mr. Mason has over 30 years of experience in the medical device industry, some of which were spent with dj Orthopedics (formally DonJoy) where he was a founder and held the position of Executive Vice President. Since his retirement from Orthofix in 2010, he has served in a variety of part-time consulting and advisory roles, including as a consultant to Orthofix since October 2012 (which consulting relationship has been terminated as of March 13, 2013). Mr. Mason is the named inventor on 38 issued patents in the orthopedic product arena. He graduated Summa Cum Laude with an Associate of Arts and Associate of Science degree from MiraCosta College.

The Board believes that Mr. Mason’s leadership skills, operational knowledge and industry expertise, and his perspective as the Company’s President and Chief Executive Officer, brings unique and valuable insight to the Board.

Lilly Marks	Director

Ms. Marks, 68, was appointed to the Board in June 2015. She currently serves as the Vice President for Health Affairs for the University of Colorado and has led the University of Colorado Anschutz Medical Campus. Ms. Marks is also currently a member of the Board of Directors of the University of Colorado Health System, Children’s Hospital Colorado, Federal Reserve Bank of Kansas City, the Advisory Board for Clinical Research of the National Institutes of Health, the Fitzsimons Redevelopment Authority, the Association of Academic Health Centers (AAHC), the Global Down Syndrome Foundation and the Rose Community Foundation. Additionally, she is a member of the Association of American Medical Colleges (AAMC) Advisory Panel on Research and is a trustee of the University of Colorado Foundation. Ms. Marks is a graduate of the University of Colorado.

The Board believes that Ms. Marks’ extensive experience from her previous and current board memberships, as well as her accomplished academic background, brings unique and valuable insight to the Board.

Ronald Matricaria	Chairman of the Board

Mr. Matricaria, 73, was appointed to the Board in March 2014. He has more than 35 years of medical device and pharmaceutical experience at St. Jude Medical, Inc. and Eli Lilly and Company, Inc. From April 1993 to May 1999, he served as President and Chief Executive Officer of St. Jude Medical, Inc. and served as Chairman of the Board of Directors from January 1995 to May 2002. Prior to joining St. Jude Medical, Mr. Matricaria spent 23 years with Eli Lilly and Company, Inc., where his last position was Executive Vice President of the Pharmaceutical Division of Eli Lilly and Company and President of its North American operations. He also served as President of Eli Lilly International Corporation, as well as President of its Medical Device Division. He currently serves as a director of Kinaxis Inc. a SaaS based software company traded on the Toronto Stock Exchange. Until recently, he served as Chairman of the Board at Volcano Corporation and as a member of the Board at each of Phoenix Children’s Hospital Life Technologies Corporation. Additionally, Mr. Matricaria previously has served on the board of a number of other public and private companies including Home Depot Inc., Diametric Medical Inc., Ceridian Inc., Centocor Inc., Haemonetics Inc., Kinetic Concepts, Inc., Hospira Inc., Cyberonics Inc., Vistacare Inc., Advanced Medical Technology Association (AdvaMed), the Pharmaceutical Manufacturers Association International Section, the American Diabetes Association, the American Foundation for Pharmaceutical Education, the National Foundation for Infectious Diseases, the National Retiree Volunteer Center and the Indiana Repertory Theatre as well as a trustee on the board of the Massachusetts College of Pharmacy and Allied Health Science. He also chaired the BioMedical Engineering Institute campaign, which raised an operating endowment for the Institute at the University of Minnesota. He remains a Trustee emeritus of the University of Minnesota Foundation. Mr. Matricaria holds a bachelor’s degree in pharmacy from the Massachusetts College of Pharmacy and was awarded an honorary Doctor of Science degree in pharmacy, as well as an honorary PharmD degree, in recognition of his contributions to the practice of pharmacy.

The Board believes that Mr. Matricaria’s wealth of experience as both an executive and director in the medical device industry brings invaluable experience and leadership qualities to the Board.

Michael E. Paolucci	Director

Mr. Paolucci, 56, was named to the Board of Directors and appointed to the Compensation Committee in March 2016. A seasoned Human Resource (HR) executive, Mr. Paolucci has more than 20 years of global experience working directly with Boards of Directors and C-level executives to improve organizational capabilities and HR programs that result in sustained improvements in business performance. He currently serves as the head of Alliances and Human Capital for Halozyme Therapeutics Inc., a late stage oncology and biopharmaceutical company on the forefront of cancer research where he is responsible for managing the Company’s Alliance relationships with large pharmaceutical partners as well as its human resource strategies, programs, and policies. Prior to Halozyme, Mr. Paolucci served as Executive Vice President and Chief Human Resource Officer for CareFusion. He also served as Executive Vice President of Human Resources at NuVasive, and spent five years at Life Technologies. He was head of Human Resources for the services division of Hewlett Packard and served in several leadership roles with EDS, which was acquired by Hewlett Packard. Prior to HP/EDS, he was a partner with the HR consulting firm Towers Perrin. Mr. Paolucci is a graduate of Ohio State University.

The Board believes that Mr. Paolucci’s extensive experience as a HR executive and relevant knowledge and understanding of public company compensation issues brings unique and valuable insight to the Board.

Maria Sainz	Director

Ms. Sainz, 50, became a director of Orthofix in November 2012, after previously having served on our Board from June 2008 to September 2011. In April 2012, she became the President and Chief Executive Officer, and a director, of CardioKinetix Inc., a heart failure related medical device company. From April 2008 to October 2011, she was President and Chief Executive Officer of Concentric Medical, Inc., a company developing and commercializing devices to perform mechanical clot removal post-stroke, which was sold to Stryker Corporate in October 2011. Upon this acquisition, she served as General Manager of the Stryker Neurovascular business unit until April 2012. From 2003 to 2006, she was the President of the Cardiac Surgery division of Guidant Corporation. After Boston Scientific acquired Guidant, Ms. Sainz led the integration process for both the Cardiac Surgery and European Cardiac Rhythm Management business of Guidant into Boston Scientific. Between 2001 and 2003, Ms. Sainz was the Vice President of Global Marketing – Vascular Intervention of Guidant. Ms. Sainz earned a Bachelor and Masters of Arts from the Universidad Complutense de Madrid and a Master’s Degree in International Management from American Graduate School of International Management. Ms. Sainz has served as a director of publicly-traded medical device companies The Spectranetics Corporation and MRI Interventions, Inc. since November 2010 and January 2014, respectively. Ms. Sainz has also been serving on the Board of Directors of Halyard Health, Inc. since February 2015.

Ms. Sainz provides the Board with significant experience in the medical device industry, as well as insight into international markets. The Board also values the perspective she brings from her current position as a chief executive officer.

The Board of Directors unanimously recommends that you vote “FOR” the election of the foregoing nominees for director.

 PROPOSAL 2: APPROVAL OF FINANCIAL STATEMENTS

 FOR THE FISCAL YEAR ENDED DECEMBER 31, 2015

Shareholders will be asked to consider, and, if thought fit, approve the consolidated balance sheet and consolidated statement of operations at and for the fiscal year ended December 31, 2015.

Pursuant to Article 116 of Book 2 Civil Code of Curaçao, the Board is required to draw up the Company’s consolidated balance sheet and consolidated statement of operations within eight months after the end of the fiscal year and to submit the same to the Annual General Meeting for approval. Approval of these financial statements does not constitute an expression of approval of the Company’s financial performance.  Rather, the approval by shareholders of these statements is a legally mandated process under Curaçao law.  In the event that shareholders do not approve the financial statements, the Company may be required to call a special meeting of shareholders to re-submit the same financial statements for additional approval, which we believe would constitute a waste of shareholder assets.  As such, we urge shareholders to support the proposal to permit the Company to comply with its obligations under Curaçao law.

A copy of the Company’s consolidated balance sheet and consolidated statement of operations at and for the fiscal year ended December 31, 2015 is included in the 2015 Form 10-K, a copy of which accompanies this proxy statement.

The Board of Directors unanimously recommends that you vote “FOR” the proposal to approve the consolidated balance sheet and consolidated statement of operations at and for the fiscal year ended December 31, 2015.

 PROPOSAL 3: ADVISORY AND NON-BINDING VOTE ON

 EXECUTIVE COMPENSATION

As required by section 14A of the Securities Exchange Act of 1934, as amended, we are providing our shareholders an opportunity to indicate whether they support our named executive officer compensation as described in this proxy statement. This advisory and non-binding vote, commonly referred to as “say on pay,” is not intended to address any specific item of compensation, but instead relates to the Compensation Discussion and Analysis, the tabular disclosures regarding named executive officer compensation, and the narrative disclosure accompanying the tabular presentation. These disclosures allow you to view the trends in our executive compensation program and the application of our compensation philosophies for the years presented. At the Company’s Annual General Meeting of Shareholders held in August 2011, we also asked our shareholders to indicate if we should hold an advisory vote on the compensation of our named executive officers every one, two or three years, with our Board recommending an annual advisory vote. Because our Board views the advisory vote as a good corporate governance practice, and because at our 2011 annual meeting of shareholders more than 86% of the total votes cast were in favor of an annual advisory vote, we are asking our shareholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement for the 2016 Annual General Meeting.

We actively monitor our executive compensation practices in light of the industry in which we operate and the marketplace for talent in which we compete. We are focused on compensating our executive officers fairly and in a manner that incentivizes high levels of performance while providing the Company tools to attract and retain the best talent.

At the Company’s Annual General Meeting of Shareholders held in June 2015, approximately 77% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. This followed 95+% votes in favor at each of the meetings held in 2014, 2013, 2012 and 2011. The Committee believes these votes affirm shareholders’ support of the Company’s approach to executive compensation. The Committee evaluated the results of the 2015 say-on-pay proposal at its September 2015 meeting. In connection with and in response to the lower vote total received, the Company sought feedback from several shareholders regarding ways that the Committee could enhance its executive officer compensation program.  As a result of these discussions, the Committee made several changes to the executive compensation program, which are further described above on pages 20-29 above.  For example, the Committee reduced our President and Chief Executive Officer’s target bonus for the 2016 fiscal year and after from 125% to 100% of base salary to more closely align with our competitors.  The Committee also revamped our vesting criteria for performance-based restricted stock awards so that performance vesting targets contain both measures of EBITDA and Return on Invested Capital, with the potential for an award greater than the target based on performance during the 2018 fiscal years, over three years from the date of grant.  The committee believes that these awards promote long-term performance over the course of several fiscal years, and contain an appropriate mix of relevant financial performance metrics that will be difficult to achieve and correlate well with delivering shareholder value.

The Committee also considered many other factors in evaluating the Company’s executive compensation programs as discussed in this Compensation Discussion and Analysis, including the Committee’s assessment of the interaction of our compensation programs with our corporate business objectives, evaluations of our programs by our compensation consultant, and review of data of a comparator group of peer companies, each of which is evaluated in the context of the Committee’s fiduciary duty to act as the directors determine to be in shareholders’ best interests. The Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for its named executive officers.

As discussed in the Compensation Discussion and Analysis section of this proxy statement, we believe that our executive compensation program properly links executive compensation to Company performance and aligns the interests of our executive officers with those of our shareholders.

Accordingly, the Board unanimously recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related footnotes and narrative disclosures.”

Although this vote is advisory and is not binding on the Company, the Compensation Committee of the Board will take into account the outcome of the vote when considering future executive compensation decisions.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THIS PROPOSAL.

 PROPSOAL 4: RATIFICATION OF THE SELECTION OF

 ERNST & YOUNG LLP AS INDEPENDENT REGISTERED

 PUBLIC ACCOUNTING FIRM FOR 2016

We are asking you to ratify the Audit and Finance Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for 2016. Ernst & Young LLP has served as the independent registered public accounting firm of Orthofix since 2002. They have unrestricted access to the Audit and Finance Committee to discuss audit findings and other financial matters.

We do not anticipate that representatives of Ernst & Young LLP will be at the Annual General Meeting. The work performed by Ernst & Young LLP during 2015 and 2014 and the related fees are set forth below.

Although shareholder ratification is not required, the appointment of Ernst & Young LLP is being submitted for ratification as a matter of good corporate practice with a view towards soliciting shareholders’ opinions that the Audit and Finance Committee will take into consideration in future deliberations. If Ernst & Young LLP’s selection is not ratified at the Annual General Meeting, the Audit and Finance Committee will reconsider whether to retain Ernst & Young LLP. Even if the selection is ratified, the Audit and Finance Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines such a change would be in the best interests of the Company and its shareholders.

The Board of Directors recommends that you vote “FOR” ratification of the selection of Ernst & Young LLP as independent registered public accounting firm for 2016.

Principal Accountant Fees and Services

The following table sets forth by category of service the total fees for services performed by Ernst & Young LLP with respect to the fiscal years ended December 31, 2015 and December 31, 2014:

	2015	2014
Audit Fees	$2,445,000	$8,477,000
Audit-Related Fees	–	21,000
Tax Fees	1,255,000	1,074,000
All Other Fees	2,000	2,000
Total	$3,702,000	$9,574,000

Audit Fees

Audit fees in 2015 and 2014 consisted of the aggregate fees, including expenses, billed in connection with the audits of our annual financial statements and internal controls, as well as quarterly reviews of the financial information included in our quarterly reports on Form 10-Q, statutory audits of our subsidiaries and services that are normally provided by the independent registered public accounting firm. Included in the 2014 amount, respectively, is approximately $5,139,000 of fees related to the financial statement restatement and related review of accounting matters by the Audit and Finance Committee.

Audit-Related Fees

Audit-related fees in 2015 and 2014 consisted of the aggregate fees, including expenses, billed for assurance and related services and are not reported under “Audit Fees.” The 2014 amounts reflect fees incurred for consulting services provided in connection with mergers and acquisitions due diligence.

Tax Fees

Tax fees in 2015 and 2014 consisted of the aggregate fees, including expenses, billed for professional services rendered for income tax compliance, tax advice and tax planning. These fees included fees billed for federal and state income tax review services, assistance with tax audits and other tax consulting services.

All Other Fees

All Other Fees consisted of aggregate fees billed for products and services other than the services reported above. For fiscal years 2015 and 2014, this category included fees related to professional reference materials and publications.

Pre-Approval Policies and Procedures

The Audit and Finance Committee approves all audits, audit-related services, tax services and other services provided by Ernst & Young LLP. Any services provided by Ernst & Young LLP that are not specifically included within the scope of the audit must be either (i) pre-approved by the entire Audit and Finance Committee in advance of any engagement, or (ii) pre-approved by the Chair of the Audit and Finance Committee pursuant to authority delegated to him by the other independent members of the Audit and Finance Committee, in which case the Audit and Finance Committee is then informed of his decision. Under the Sarbanes-Oxley Act of 2002, these pre-approval requirements are waived for non-audit services where (i) the aggregate of all such services is no more than 5% of the total amount paid to the external auditors during the fiscal year in which such services were provided, (ii) such services were not recognized at the time of the engagement to be non-audit services, and (iii) such services are approved by the Audit and Finance Committee prior to the completion of the audit engagement. In 2015 and 2014, all fees paid to Ernst & Young LLP for non-audit services were pre-approved.

 Report of the Audit AND FINANCE Committee

The Audit and Finance Committee oversees the Company’s financial reporting process on behalf of the Board. The committee is responsible for the selection, compensation, and oversight of the Company’s independent registered public accounting firm. The committee reviews matters relating to the Company’s internal controls, as well as other matters warranting committee attention. In addition, the Committee assists the Board in overseeing the Company’s Corporate Compliance and Ethics Program. The committee operates under a written charter adopted by the Board of Directors, a copy of which is available for review on our website at www.orthofix.com.

Management is responsible for Orthofix’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Orthofix’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board and to issue a report thereon. Additionally, the independent registered public accounting firm is also responsible for auditing the effectiveness of Orthofix’s internal control over financial reporting. The Audit and Finance Committee’s responsibility is to monitor and oversee these processes. The Committee relies without independent verification on the information provided to it and on the representations made by management and the independent registered public accounting firm.

The Audit and Finance Committee held 19 meetings during the 2015 fiscal year.  The meetings were designed, among other things, to facilitate and encourage communication among the Committee, management and Orthofix’s independent registered public accounting firm, Ernst & Young LLP. The Committee reviewed management’s assessment of the effectiveness of the design and operation of Orthofix’s disclosure controls over financial reporting. We discussed with Ernst & Young LLP the overall scope and plans for their audit. We met with Ernst & Young LLP, with and without management present, to discuss the results of their examinations and their evaluations of Orthofix’s internal controls.

The Audit and Finance Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2015 with management and Ernst & Young LLP. We also discussed with management and Ernst & Young LLP management’s report and the independent registered public accounting firm’s report and attestation on Orthofix’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. We also discussed with Ernst & Young LLP the matters required by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit and Finance Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit and Finance Committee concerning independence, and has discussed with the independent accountant their independence from Orthofix. When considering Ernst & Young LLP’s independence, we considered whether their provision of services to Orthofix beyond those rendered in connection with their audit of Orthofix’s consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to, Ernst & Young LLP. The Committee has determined that Ernst & Young LLP is independent of Orthofix and its management.

Based upon the review and discussions referred to above, we recommended to the Board of Directors, and the Board of Directors has approved, that Orthofix’s audited consolidated financial statements be included in Orthofix’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

The Audit and Finance Committee

James Hinrichs, Committee Chair
Luke Faulstick
Ronald Matricaria

 INFORMATION ABOUT SHAREHOLDER PROPOSALS

If you wish to submit a proposal to be included in our 2017 proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, we must receive your written proposal on or before December 30, 2016. Please address your proposals to: Chairman of the Board, Orthofix International N.V., 7 Abraham de Veerstraat, Curaçao.

Pursuant to Rule 14a-4(c)(1) under the Securities Exchange Act of 1934, as amended, our proxy holders may use discretionary authority to vote with respect to shareholder proposals presented in person at the 2017 Annual General Meeting of Shareholders if the shareholder making the proposal has not notified Orthofix by March 22, 2017 of its intent to present a proposal at the 2017 Annual General Meeting of Shareholders.

ANNUAL MEETING OF ORTHOFIX INTERNATIONAL N.V. Annual Meeting of Orthofix International N.V. Date: June 14, 2016 to be held on Tuesday, June 14, 2016 Time: 11:00 A.M. (Local Time) Place: 7 Abraham de Veerstraat, Curaçao for Holders as of April 25, 2016 This proxy is being solicited on behalf of the Board of Directors Please make your marks like this: Use dark black pencil or pen only INTERNET VOTE BY: TELEPHONE Call Please separate carefully at the per foration and return just this portion in the envelope provided. Board of Directors Recommends a Vote FOR proposals 1, 2, 3 and 4. 1: Election of Directors Directors Go To www.proxypush.com/ofix Cast your vote online. OR 866-240-4561 Use any touch-tone telephone. Have your Proxy Card/Voting Instruction Form ready. Recommend For Withhold View Meeting Documents. 01 Luke Faulstick For Follow the simple recorded instructions. MAIL 02 James F. Hinrichs  For 03 Dr. Guy J. Jordan, Ph.D.  For 04 Anthony F. Martin, Ph.D. For 05 Bradley R. Mason  For 06 Lilly Marks  For 07 Ronald Matricaria For For 08 Michael E. Paolucci For 09 Maria Sainz For Against Abstain 2: To approve the consolidated balance sheet For and consolidated statement of operations atand for the fiscal year ended December 31, 2015. For 3: Advisory vote on compensation of named executive officers. 4: To ratify the selection of Ernst & Young LLP For as the Company’s Independent RegisteredPublic Accounting Firm for the fiscal year ending December 31, 2016. Mark, sign and date your Proxy Card/Voting Instruction Form. OR Detach your Proxy Card/Voting Instruction Form. Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. The undersigned hereby appoints Jeffrey M. Schumm and Brent Alldredge, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Orthofix International N.V. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2, 3 AND 4. All votes must be received by 5:00 P.M., Eastern Time, June 13, 2016. PROXY TABULATOR FOR ORTHOFIX INTERNATIONAL N.V. P.O. BOX 8016 CARY, NC 27512-9903 5: To consider and act upon any other matters which may properly come before the meetingor any adjournment thereof. To attend the meeting and vote your shares in person, please mark this box. EVENT # Authorized Signatures - This section must be completed for your Instructions to be executed. CLIENT # Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Revocable Proxy — Orthofix International N.V. Annual Meeting of Stockholders June 14, 2016 11:00 a.m. (Local Time) This Proxy is Solicited on Behalf of the Board of Directors The undersigned appoints Jeffrey M. Schumm and Brent Alldredge, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of Orthofix International N.V. that the undersigned is entitled to vote at the Annual Meeting of Stockholders on Tuesday, June 14, 2016 at 11:00 a.m. at the offices of Orthofix International N.V., 7 Abraham de Veerstraat, Curaçao, and any and all adjournments thereof, as set forth below. This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR the election of the director nominees specified in Item 1 and FOR the proposals in Items 2, 3 and 4. (CONTINUED AND TO BE MARKED, DATED AND SIGNED ON REVERSE SIDE) Please separate carefully at the perforation and return just this portion in the envelope provided.